AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 2001
                                                 REGISTRATION NO. 333-66853

===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 3

                                      TO
                                  FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Credit Concepts, Inc.
                ----------------------------------------------
                (Name of small business issuer in its charter)

       Oregon                         6141                     93-1236587
----------------------       ---------------------        -------------------
(State or jurisdiction         (Primary Standard             (IRS Employer
   of incorporation            Industrial Classi-         Identification No.)
    or organization)         fication Code Number)

    2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401    (541) 342-8545
  --------------------------------------------------------------------------
        (Address and telephone number of principal executive offices)

                                    (Same)
             ---------------------------------------------------
             (Address of principal place of business or intended
                         principal place of business)

                           Tom W. Palmer, President
                        2149 Centennial Plaza, Suite 2
                             Eugene, Oregon 97401
                                (541) 342-8545

                                   Copy to:
                               Mike Liles, Jr.
                             Karr Tuttle Campbell
                        1201 Third Avenue, Suite 2900
                          Seattle, Washington 98101
                                (206) 224-8068
          ---------------------------------------------------------
          (Name, address and telephone number of agent for service)


Approximate date of commencement of proposed sale to the public:  May 5, 1999

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

===============================================================================

                       CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
   Title of Each      Dollar          Proposed        Proposed
      Class of        Amount          Maximum         Maximum       Amount of
   Securities To      To Be        Offering Price    Aggregate     Registration
   Be Registered    Registered        Per Unit     Offering Price      Fee
-------------------------------------------------------------------------------
Investment
Certificates      $5,000,000.00    $1,000,000.00     $5,000,000.00     $2,780
-------------------------------------------------------------------------------

     NOTE. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offering and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus dated June __, 2001




                            CREDIT CONCEPTS, Inc.

               SHORT-TERM and LONG-TERM INVESTMENT CERTIFICATES

                          Minimum Investment: $5,000


     YOU MAY LIQUIDATE YOUR INVESTMENT CERTIFICATES AT ANY TIME PRIOR TO MATURITY UPON 90 DAYS NOTICE TO CREDIT CONCEPTS, BUT IF YOU DO, YOU WILL EARN NO INTEREST ON THE INVESTMENT CERTIFICATES DURING THE NOTICE PERIOD.


     The interest rate for the investment certificates is fixed for the entire term of the certificate and is 9.0%, simple interest, for short-term certificates and 10.0%, simple interest, for long-term certificates. The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     For certain risks of which you should be aware, see Risk Factors beginning at page __.


                              TABLE OF CONTENTS
                              -----------------


                                                                      PAGE
Offering Summary

Risk Factors

Use of Proceeds

Capitalization

Statement of Income

Management's Discussion and Analysis of Results of Operations

Business

Property

Management

Principal Shareholders

Description of Securities

Plan of Distribution

Legal Matters

Experts

Additional Information

Financial Statements

Subscription Form

------------------------------------------------------------------------------

                               OFFERING SUMMARY
                               ----------------


CREDIT CONCEPTS:
----------------
     Credit Concepts, Inc. is in the business of purchasing retail installment contracts that have been originated by regional automobile dealers in connection with the financing of used vehicles. The interest receivable on the contracts is significantly greater than Credit Concepts' cost of borrowed funds. Credit Concepts seeks to collect the principal and interest due, and to recover on the vehicles that serve as collateral on defaulted contracts, with sufficient efficiency to cover all its costs and return a profit. Credit Concepts' operations consist primarily of evaluating which contracts to purchase, negotiating the terms of the purchase, and arranging for Credit Concepts' financing of the purchase.

     Credit Concepts holds a Consumer Finance License by the Oregon Department of Consumer and Business Services, which allows Credit Concepts to make loans directly to purchasers of used automobiles in addition to purchasing the loan in the form of contracts from the dealers after the loans have been made.

     Credit Concepts commenced operations in October, 1997. Its principal offices are located at 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, and its telephone number is (541) 342-8545.


SECURITIES:
-----------
     $5,000,000 of investment certificates, consisting of $2,500,000 of fixed-rate short-term investment certificates and $2,500,000 of fixed-rate long-term investment certificates, in denominations of $1,000.


TERM:
-----
     The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.


INTEREST RATE:
--------------
     Interest on the investment certificates accrues at a fixed rate, which is determined at the time of sale. The interest rate for investment certificates sold in any month is fixed and determined by the term of the certificate. The interest rate for short-term certificates is 9.0%. The interest rate for long-term certificates is 10.0%. The rates are fixed for the entire term of the certificate and simple interest payments are made monthly.


MINIMUM INVESTMENT:
-------------------
     $5,000.



INVESTMENT LIMITATIONS:
-----------------------
     In order to be eligible to invest in this offering, you must have either a net worth of at least $150,000 OR a net worth of at least $75,000 plus a net income of at least $75,000. In addition, purchases of investment certificates in the aggregate may not exceed 10% of your net worth. In calculating "net worth," the value of home, home furnishings and personal automobiles is excluded, and all assets are valued at fair market value.



COLLATERAL:
-----------
     The investment certificates are not secured by any form of collateral.


SUBORDINATION:
--------------
     The investment certificates are subordinated to all bank indebtedness for moneys borrowed. At January 31, 2001, Credit Concepts had $3,001,952 of bank indebtedness outstanding. This bank indebtedness is secured by all of the Credit Concepts' assets, including contracts receivable.


SINKING FUND:
-------------
     Credit Concepts will not maintain a sinking fund for the investment certificates.


NO TRUSTEE:
-----------
     The investment certificates are not subject to the Trust Indenture Act of 1939, and there is no indenture or indenture trustee empowered to act on your behalf should Credit Concepts default in the payment to you of principal or interest on the investment certificates.

-------------------------------------------------------------------------------

                            FINANCIAL INFORMATION
                            ----------------------

     Set forth below is summary financial data for Credit Concepts' operations for the fiscal years ended July 31, 2000 and 1999, as well as a balance sheet showing Credit Concepts' financial position at January 31, 2001 and 2000 and July 31, 2000. In interpreting this information please refer to the financial statements and footnotes at the end of this prospectus.

INCOME STATEMENT                                2000              1999
-----------------                           -----------       -----------
Total Revenues                               $1,273,478       $1,300,108
  Interest Expense                              483,499          485,969
  Provision for Credit Losses                   253,852          336,558
  Salaries                                      267,074          200,629
  Other operating expenses                      322,408          207,692
                                             -----------      ----------
Total Expenses                                1,326,833        1,231,118
                                             -----------      ----------
  Net Income (Loss)                          $  (53,355)      $   68,990
                                             ===========      ==========
                                            January 31,
                                    --------------------------     July 31,
BALANCE SHEET                           2001           2000         2000
-------------                       -----------    -----------   -----------
Assets
  Cash                               $  109,771     $   50,782    $   94,357
  Net Finance Receivables             4,434,582      4,141,242     4,285,641
  Other assets                          156,799        149,853       130,390
                                     ----------     ----------    ----------
Total Assets                          4,701,152      4,341,977     4,510,388
                                     ==========     ==========    ==========

Liabilities
  Bank Line of Credit                $3,001,952     $2,765,610    $3,000,000
  Subordinated Notes Payable to
     Stockholders                       903,770        843,311       821,848
  Investment certificates               519,000        120,000       332,000
  Other liabilities                      77,056        256,659       225,448
                                     ----------     ----------    ----------
Total Liabilities                     4,501,778      3,985,580     4,379,296
Total Stockholders' equity              199,374        356,397       131,092
                                     ----------     ----------    ----------
Total Liabilities and Stockholders'
   equity                            $4,701,152     $4,341,977    $4,510,388
                                     ==========     ==========    ==========

-------------------------------------------------------------------------------

                                 RISK FACTORS
                                 ------------

     THE FOLLOWING ARE CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER OR NOT TO PURCHASE INVESTMENT CERTIFICATES IN THIS OFFERING. THESE RISK FACTORS ARE NOT PRESENTED IN ANY PARTICULAR ORDER OF SIGNIFICANCE.


     LOW PRIORITY OF INVESTMENT CERTIFICATES MAY INTERFERE WITH THEIR REPAYMENT. Investment certificates are unsecured general obligations of Credit Concepts. There is no collateral or security interest securing repayment of the investment certificates, and repayment of the investment certificates is not guaranteed or insured by any governmental agency or other third party. As an unsecured general creditor of Credit Concepts, in the event of liquidation of Credit Concepts, you as a holder of investment certificates would share equally with other general creditors of Credit Concepts in the remaining unsecured assets of Credit Concepts, if any. However, investment certificates are subordinated to Credit Concepts' past and future bank indebtedness, and the bank indebtedness is secured by all of Credit Concepts' assets, including contracts receivable. These contracts receivable, which constitute Credit Concepts' principal asset, would first be applied to satisfy that bank indebtedness upon any liquidation of Credit Concepts before being available to general creditors, such as you as a holder of the investment certificates. At January 31, 2001, Credit Concepts had $3,001,952 of secured bank borrowings outstanding and $ 1,422,770 of unsecured borrowings of all kinds.


     PAYMENT OF ENTIRE INVESTMENT CERTIFICATE AT MATURITY MAY IMPEDE CREDIT CONCEPTS' ABILITY TO PAY. The investment certificates do not provide for the payment of any amount of principal prior to maturity, whether in installments or otherwise, nor has Credit Concepts established a reserve for the payment of principal or interest through a payment pool or sinking fund. Accordingly, the entire amount of the principal must be paid by Credit Concepts at the date of maturity or at such earlier date as may be required under a pre-maturity liquidation notice. The ability of Credit Concepts to pay you upon maturity of the investment certificates or upon a pre-maturity liquidation notice will depend upon the status of Credit Concepts' cash and credit resources at the time such payment is required.


     ANY RESALE OF THIS INVESTMENT TO OTHERS MAY BE DIFFICULT DUE TO THE LACK OF A TRADING MARKET FOR THE INVESTMENT CERTIFICATES. Although the investment certificates may be transferred on Credit Concepts' investment certificate ownership records by signing the form of assignment on the back of the investment certificate and delivering it to the new owner, there is no trading market for Credit Concepts' investment certificates, and Credit Concepts does not expect that a trading market will arise in the future. Accordingly, for liquidity of your investment you should be prepared to rely solely upon Credit Concepts' ability to repay the investment certificates as general unsecured obligations when they become due.


     CREDIT CONCEPTS HAS A LIMITED OPERATING AND PROFIT HISTORY. Credit Concepts commenced operations in October, 1997 and for the six months ended January 31, 2001 has generated $768,275 of revenues and $119,908 of net operating profit. For the fiscal year ended July 31, 2000, Credit Concepts generated revenues of $1,273,478 and $53,355 of net operating losses. At January 31, 2001, Credit Concepts had approximately $109,771 in cash, $4,434,582 in net finance receivables, after deducting an allowance for credit losses of $363,332 and unearned discounts on contracts of $40,563 and adding capitalized loan origination costs of $3,803, approximately $4,424,722 of indebtedness of all types and a shareholders' equity of approximately $199,374. There can be no assurance that Credit Concepts' operations will generate sufficient revenues, earnings or cash flows to pay the principal and interest on the investment certificates when they become due.


     CREDIT CONCEPTS IS DEPENDENT UPON ONGOING FINANCING The nature of Credit Concepts' business is such that it is required to engage in ongoing financing in order to have the funds to continue to purchase contracts and originate loans. Presently it relies principally upon bank credit and the sale of investment certificates for these funds. Credit Concepts does not have any arrangements for alternate financing and may not be able to timely arrange alternate financing on acceptable terms should it seek to do so. There can be no assurance that Credit Concepts' founders will be willing to continue to guarantee bank lines-of-credit as they have for existing bank lines-of-credit or that Credit Concepts will be able to continue to secure bank lines-of-credit in the future beyond existing renewal dates.


     CREDIT CONCEPTS' PLANNED SUBSTANTIAL INCREASES IN CORPORATE INDEBTEDNESS AND RELATED DEBT-SERVICE OBLIGATIONS INCREASE THE RISK THAT THE INVESTMENT CERTIFICATES MAY NOT BE REPAID WHEN DUE. Credit Concepts plans significant growth in its business in ensuing years through the purchase of contracts and the origination of loans. Virtually all of this increase in business is expected to be financed by a corresponding increase in indebtedness of all types, including bank indebtedness that will be secured and prior in right of payment to the investment certificates in this offering, as well as unsecured debt that will be on a parity with the investment certificates. Although this increase in business is expected to increase assets and revenues and generate earnings, it will concurrently increase the level of debt service required, and should Credit Concepts' anticipated operational success fail to materialize as planned, the increased burden of this debt service could adversely affect Credit Concepts' ability to timely pay interest and principal on the certificates when they become due.


     ANY SIGNIFICANT ADJUSTMENTS TO DEBT SERVICE COVERAGE ESTIMATES, WHICH ARE UNCERTAIN BECAUSE OF LACK OF CREDIT LOSS EXPERIENCE FOR CONTRACTS RECEIVABLE, COULD RESULT IN DEFAULT ON FINANCIAL COVENANTS FOR BANK INDEBTEDNESS, WHICH INDEBTEDNESS HAS PRIORITY OVER THE INVESTMENT CERTIFICATES. Because the provision for credit losses on Credit Concepts' financial statements is such a significant portion of the charge against its revenues in the determination of net income, any significant adjustments to the allowance for credit losses through significant charges against the provision for credit losses is apt to have a material effect upon net income, which could be adverse. In this regard, the contracts in Credit Concepts' loan portfolio are primarily "higher risk" loan contracts originated by dealers in used vehicles. Furthermore, the statistics for credit losses on used vehicle contracts in the industry within recent years reflect to some extent the health of the U.S. economy during that period, and may not prove valid during periods of recession. Any significant adverse adjustments to the allowance for credit losses could result in a default under the loan covenants for Credit Concepts' bank indebtedness. That bank indebtedness has priority in right of payment over the investment certificates in this offering.


     THE RECEIPT BY CREDIT CONCEPTS OF MULTIPLE PRE-MATURITY LIQUIDATION NOTICES COULD PRECIPITATE A LIQUIDITY CRISIS AND IMPAIR TIMELY PAYMENT OF INVESTMENT CERTIFICATES. Should Credit Concepts receive over a short period of time an unexpectedly large number of pre-maturity liquidation notices from investors in the certificates, Credit Concepts may not then have available sufficient cash and credit resources to retire these certificates in an orderly fashion and may be required under the circumstances to liquidate contracts in the market on unfavorable terms in order to meet its obligations under the terms of the certificates, to Credit Concepts' detriment. Such an event might occur because of liquidity requirements of investors in the event of a sharp economic recession, or because of a sudden appearance of alternative investments with more attractive rates within the areas in which Credit Concepts' investment certificates have been sold, as well as for other possible reasons. Credit Concepts maintains a bank credit line that gives Credit Concepts some ability to meet obligations should a large number of certificate holders submitted pre-maturity liquidation notices. There can be no assurance, should Credit Concepts receive an unanticipated volume of liquidation notices within a short period of time, that Credit Concepts would have a sufficient unused portion of this bank credit line and be able to sell sufficient contracts to meet these obligations, and Credit Concepts might be required to make payment beyond the 90 day period provided in the certificates, which would constitute a default under the terms of the certificates and the cross-default provisions of Credit Concepts' secured bank loans.


     INVESTORS MAY NOT BE ABLE TO TIMELY PROTECT THEMSELVES IN THE EVENT OF A DEFAULT ON BANK LOAN COVENANTS BECAUSE, ALTHOUGH A DEFAULT ON BANK INDEBTEDNESS WOULD ACCELERATE BANK DEBT MATURITIES, A DEFAULT ON BANK INDEBTEDNESS WOULD NOT ACCELERATE INVESTMENT CERTIFICATE MATURITIES. Credit Concepts' loan agreements and promissory notes in connection with Credit Concepts' bank lines-of-credit require Credit Concepts to comply with and maintain various financial and other covenants in order to avoid default. Any default upon Credit Concepts' bank lines-of-credit, which are secured by all of Credit Concepts' assets, including contracts receivable, and senior in right of payment to the investment certificates, could adversely affect Credit Concepts' ability to pay the investment certificates. The investment certificates do not have cross-default provisions, so that any default upon Credit Concepts' bank indebtedness or other obligations would not result in an acceleration of maturities or provide other default remedies to you as a holder of the investment certificates.


     CREDIT CONCEPTS IS SUBJECT TO RISKS FROM ITS LACK OF KEY PERSONNEL EMPLOYMENT AGREEMENTS AND INSURANCE. Credit Concepts is highly dependent upon the skills and efforts of its employees, including those that serve as its management, for the operation of its business. However, Credit Concepts does not have employment contracts with any of its management or employees, nor does it maintain key man insurance on any of their lives, except for insurance payable to Credit Concepts' bank. There is no guarantee that any of Credit Concepts' current employees will continue to be employed by Credit Concepts in the future, and if key employees should unexpectedly leave the employment of Credit Concepts, voluntarily or by reason of death or disability, such could have a material adverse effect on Credit Concepts and its ability to pay investment certificates.


     CREDIT CONCEPTS COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE LOCAL ECONOMIES OF LANE COUNTY, OREGON AND NEIGHBORING COUNTIES. The availability and credit-worthiness of the underlying borrowers on Credit Concepts' contracts are influenced by the state of the economy for Lane County, Oregon and neighboring counties, the market area for the used automobile dealers that originate Credit Concepts' contracts. Should there be an economic downturn within this area, whether as a result of weakness in the economy of the region or in the U.S. economy as a whole, the ability of Credit Concepts to collect on its contracts and ultimately to pay on its certificates could be adversely affected. The same effect would apply to loans made directly by Credit Concepts to the purchasers of vehicles.


     CREDIT CONCEPTS' BUSINESS IS DEPENDENT UPON THIRD PARTY SUPPLIERS OF CONTRACTS, OVER WHICH CREDIT CONCEPTS HAS NO CONTROL. Although Credit Concepts believes that it will be able to continue to be able to purchase a reasonable number of contracts upon advantageous terms from dealers within Lane County and neighboring counties, there can be no assurance that it will be able to continue to do so. Even though Credit Concepts has been issued a consumer finance license allowing it to originate loans directly from borrowers purchasing vehicles, Credit Concepts will in all probability remain dependent upon used automobile dealers for the major portion of the contracts in its portfolio of accounts receivable.


     SUBJECTIVE NATURE OF CREDIT DECISIONS ON UNDERLYING BORROWERS UNDER THE CONTRACTS MAY LEAD TO CUMULATIVE ERROR. Although Credit Concepts considers a number of standardized factors in determining the credit-worthiness of the underlying borrowers for the contracts it purchases, Credit Concepts' credit decisions in these purchases are to some extent subjective in nature and to that extent dependent upon the skills of Credit Concepts' personnel, who make the credit and contract purchase decisions. Although Credit Concepts believes that these personnel are highly skilled, because Credit Concepts only uses the services of these personnel to make contract purchase decisions, and they primarily communicate with one another in establishing the weight to be attributed to these credit-worthiness factors, should these persons as a group establish and repeat the same type of subjective error in the evaluation of a number of separate credit reports, any such an error could be cumulative and result in losses that could be material in the aggregate.


     BANKRUPTCIES AND DEFICIENCY JUDGMENTS AGAINST BORROWERS MAY IMPEDE COLLECTION UNDER CONTRACTS AND LOANS AND INCREASE OPERATING COSTS. Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of Credit Concepts to repossess and resell vehicles serving as collateral to secure payment of the contracts or loans, or to enforce a deficiency judgment against a borrower under the contract. In the event that a significant number of deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged in whole or in part in bankruptcy proceedings, the vehicles securing the contracts and loans would not serve their intended purpose of providing collateral with an underlying realizable value, thereby reducing the collectibility of the contracts or loans, which may increase Credit Concepts' costs and adversely affect the ability of Credit Concepts to pay the investment certificates.


     PRIORITY LIENS IN FAVOR OF OTHERS ON VEHICLE COLLATERAL FOR CREDIT CONCEPTS' CONTRACTS AND LOANS MAY ADVERSELY AFFECT CREDIT CONCEPTS' ABILITY TO PAY PRINCIPAL AND INTEREST ON INVESTMENT CERTIFICATES. The imposition of a significant number of liens for repairs or taxes, or a substantial confiscation of vehicles because of use for unlawful activities, during the term of any contracts or loans, could adversely affect their value as collateral under the contracts and adversely affect Credit Concepts' ability to pay interest or principal on the investment certificates.


     CREDIT CONCEPTS' INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION ARE UNCERTAIN. Although Credit Concepts has prepared its internal budgets and its other forward-looking information, some of which is reflected in this prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. Credit Concepts forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by Credit Concepts' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Credit Concepts or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, Credit Concepts' ability to achieve reasonable rates of revenues and earnings and to make timely payment of its investment certificates may be adversely affected.

                               USE OF PROCEEDS
                               ---------------

     The net proceeds from the sale of the investment certificates in this offering, after deducting offering expenses estimated to be $200,000, is expected to be $4,800,000 if all of the investment certificates are sold. Funds will be available to Credit Concepts as received.

     All of the net proceeds from this offering will be used as working capital, primarily to finance the purchase of contracts in the ordinary course of Credit Concepts' business.

     Pending use of the proceeds in the above manner, they will be used to reduce outstanding indebtedness under Credit Concepts' bank line-of-credit or invested in U. S. Government obligations or other near-cash investments.


                                CAPITALIZATION
                                --------------

     The following table sets forth the capitalization of Credit Concepts as of January 31, 2001.

                                             At January 31, 2001
                                             -------------------
Long-term debt (1)                                $ 903,770
Investment Certificates                           $ 519,000

Common Stock, no par value,
     1,000 shares authorized,
     300 shares outstanding:                      $ 150,000
----------------------------

1 Excludes $3,001,952 of secured bank indebtedness pursuant to a loan agreement dated August 23, 2000 with Summit Bank that establishes a $5,000,000 line-of-credit secured by Credit Concepts' assets, including its contract and loan portfolio. Under the terms of the loan agreement, Credit Concepts may borrow an amount equal to 80% of eligible contract and loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $1,500,000 as of the last day of each month, a senior debt to tangible net worth ratio not greater than 4 to 1, personal guarantees of the loan of $5,000,000 by Tom W. Palmer and Eugene C. Albert, and compliance with the terms and conditions of all other agreements to which it is a party.

                             STATEMENT OF INCOME
              For the Year Ended July 31, 2000 and July 31, 1999
          the Six Months Ended January 31, 2001 and January 31, 2000
       ---------------------------------------------------------------

                                    Year Ended              Six Months Ended
                                     July 31                   January 31
                              ------------------------   --------------------
                                 2000         1999          2001       2000
                              -----------  ----------    ---------   --------
REVENUES
  Interest on contracts       $1,241,014   $1,272,452     $728,995   $622,116
  Other income                    32,464       27,656       39,280     18,607
                              -----------  ----------     --------   --------
  Total Revenues               1,273,478    1,300,108      768,275    640,723
                              -----------  ----------     --------   --------

EXPENSES
  Interest                       483,499      485,969      287,559    224,342
  Salaries and benefits          253,852      336,558      149,047    131,851
  Provision for credit losses    267,074      200,629      103,007     97,000
  Other operating expenses       322,408      207,962      108,754    131,393
                              -----------  ----------     --------   --------
Total Expenses                 1,326,833    1,231,118      648,367    584,586
                              -----------  ----------     --------   --------
NET INCOME                    $  (53,355)  $   68,990     $119,908   $ 56,137
                              ===========  ==========     ========   ========

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
        -------------------------------------------------------------

     For the six months ended January 31, 2001, Credit Concepts has generated $768,275 of revenues and $119,108 of net operating profits. At January 31, 2001 Credit Concepts had approximately $109,771 in cash, $4,434,582 in net finance receivables (after deducting an allowance for credit losses of $363,332 and unearned discounts on contracts of $40,563 and adding capitalized loan origination costs of $3,803), approximately $4,424,722 of indebtedness of all types and a stockholders' equity of approximately $199,374.


PLAN OF OPERATION.
------------------
     Credit Concepts expects to be able to sell all or a substantial portion of the $5,000,000 of investment certificates within the ensuing twelve months and plans to use the net proceeds to purchase vehicle contracts with reliable borrowers within the Lane County, Oregon region. Because the investment certificates are subordinated to bank borrowings and the contracts purchased do not collateralize the investment certificates but may be used to collateralize future bank borrowings. Credit Concepts expects to be able to borrow at least an additional $8,500,000 from banks if all of the investment certificates are sold and used in this fashion. If Credit Concepts is able to properly manage the credit losses on the vehicle contracts it thus purchases, so that a significant portion of the spread between the 31% effective interest rate on the vehicle contracts and the 8% to 12% cost of funds is retained, it should be able to meet all of the debt service obligations of the bank indebtedness and investment certificates, including a reserve in the form of provision for credit losses, and generate in addition a meaningful profit. It is Credit Concepts' intention to implement this plan within the ensuing twelve months, and to become profitable within the ensuing six months. There can be no assurance that Credit Concepts will be successful in this endeavor.

     Over the next twelve months, it is the goal of management to increase the loan portfolio by 20 to 25%. This increase will be primarily obtained through the purchase of retail installment contracts from automobile dealers.

     Credit Concepts' business is not seasonal in nature. Its fiscal year ends July 31.


UNCERTAINTY OF INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION.
----------------------------------------------------------------
     Although Credit Concepts has prepared its internal budgets and its other forward-looking information, some of which is reflected in this prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. Credit Concepts' forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by Credit Concepts' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Credit Concepts or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, Credit Concepts' ability to achieve reasonable rates of revenues and earnings and to make timely payment of its investment certificates may be adversely affected.


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JANUARY 31, 2001 COMPARED TO THE SIX MONTHS ENDED JANUARY 31, 2000.
-------------------------------------------------------------------------------
     Credit Concepts generated $768,275 of revenues and $119,908 of net operating income during the six months ended January 31, 2001. This represents an increase in revenues of $127,552, or 20%, from $640,723 and an increase in net operating income of $63,771, or 113%, from $56,137 compared to the six months ended January 31, 2000. These increases are a result of higher interest income due to the growth in the loan portfolio and additional revenues from the increase in direct lending activities. At January 31, 2001 Credit Concepts had approximately $109,771 in cash, $4,434,582 in net finance receivables (after deducting an allowance for credit losses of $363,332 and unearned discounts on contracts of $40,563 and adding capitalized loan origination costs of $3,803), approximately $4,424,722 of indebtedness of all types and a stockholders' equity of approximately $199,374.

     Credit Concepts purchased or originated approximately $1,221,278 of contracts and loans during the period, which accounted for approximately 25% of total finance receivables outstanding for the six months ended January 31, 2001. Contracts receivable increased by $35,126, or 0.9%, to $3,865,331 at January 31, 2001 from $3,830,205 at January 31, 2000. The allowance for credit losses was increased by $25,725, or 7.6%, to $363,332 at January 31, 2001 from $337,607 at January 31, 2000, or approximately 7.5% of contract and direct loan receivables of $4,834,674 as of January 31, 2001.

     Net chargeoffs for the six-month period increased by $20,434 to $105,827 or 2.8% of average finance receivables outstanding compared to the same period ending January 31, 2000 due to the increase in the loan portfolio. Recoveries for charged off receivables was $32,196. Other charges against cash flow included the provision for credit losses of $103,007 and depreciation and amortization of $7,313 for the period. Credit Concepts expects that additional loss provisions in excess of net chargeoffs will be charged to operations in future periods, with the result that over time the allowance for credit losses will increase both in absolute terms and as a percentage of finance receivables outstanding at the end of future periods.

     Interest expense of $287,559 constituted 44.4% of total expenses, and salaries of $149,047 constituted 23.0%. Credit Concepts plans to reduce the impact of interest expense in future periods by borrowing through the sale of investment certificates in this offering at interest rates that are lower than those it is currently paying. Net cash flows for the period were $15,414, with operating activities generating a positive cash flow of $252,005.


RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JULY 31, 2000 COMPARED TO THE TWELVE MONTHS ENDED JULY 31, 1999.
-------------------------------------------------------------------------------
     Credit Concepts generated $1,273,478 of revenues, a decrease of $26,630, or 2.0% compared to the same period ending July 31, 1999. Net operating losses during the twelve months ended July 31, 2000 were $53,355 compared to a net operating profit of $68,990 for the period ending July 31, 1999. At July 31, 2000, Credit Concepts had approximately $94,357 in cash, $4,285,641 in net finance receivables (after deducting an allowance for credit losses of $371,000 and unearned discounts on contracts of $23,095 and adding capitalized loan origination costs of $24,349), approximately $4,379,296 of indebtedness of all types and stockholders' equity of approximately $131,092.

     Credit Concepts purchased or originated approximately $3,599,792 of contracts or loans during the period, which accounted for approximately 77.3% of total finance receivables outstanding during the period. Contracts receivables increased by $79,355 from $3,807,582 to $3,886,937. Direct loans receivable increased by $278,853 from $489,597 to $768,450. Net loss for the period was $53,355 compared to a net profit for the previous period of $68,990

     Net chargeoffs for the twelve month period were $208,852 or 4.7% of average finance receivables outstanding during the period. The provision for credit losses was increased by $45,000 from $326,000 in 1999 to $371,000, or 7.9% of total finance receivables for the period.

     Financial results for the twelve months ended July 31, 2000 were negatively affected by employee misappropriation of customer payments. This incident is reflected in reduced interest income, a charge of $40,000 to the provision for credit losses and a one-time charge against earnings of $50,141 to account for the estimate of lost revenues. Operating results for the period were further impacted by an increase in interest expense due to additional bank borrowing, the expenditure of $25,000 for application costs associated with the new credit line and higher salary expense from added personnel. These charge had an overall effect of reducing income by $115,141, which contributed to a net operating loss for the fiscal year of $53,355.

     Reflecting in part the $253,852 provision for credit losses charged to expense, which constituted 19.1% of the $1,326,833 of total expenses for the twelve-months period, the negative effect of employee misappropriation of customer payments and the resulting adjustments to the provision for credit losses and increased bank charges related to the new credit line, Credit Concepts reported a net loss for the period of $53,355. Interest expense of $483,499 constituted 36.4% of these total expenses, and salaries and benefits of $267,074 constituted 20.1%. Credit Concepts plans to reduce the impact of interest expense in future periods by borrowing through the sale of investment certificates in this offering at interest rates that are lower than those it is currently paying. Even though Credit Concepts experienced a net loss for the period of $53,355, net cash flows for the period were $12,453, with operating activities generating a positive cash flow of $202,673.


LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------
     The finance nature of Credit Concepts' business results in its being capital intensive. To date, Credit Concepts has relied primarily on secured bank financing and shareholder loans to fund its purchase of contracts.

     From inception to December 31, 1997, Credit Concepts borrowed an aggregate of $386,000 from its management, and during the ensuing seven months ended July 31, 1998, it borrowed an additional $814,000 from Credit Concepts management and $472,500 from friends and family of management in private transactions. Most of these funds were borrowed pursuant to 12% promissory notes, most of which are payable upon demand. Certain of these borrowings have been repaid and an aggregate of $982,848 remained outstanding at July 31, 2000.

     On August 23, 2000 Credit Concepts executed a loan agreement for a credit facility with Summit Bank that establishes a $5,000,000 line-of-credit secured by Credit Concepts' assets, including its contract and loan portfolio. Under the terms of the loan agreement, Credit Concepts may borrow an amount equal to 80% of eligible contract and loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $1,500,000, a senior debt to tangible net worth ratio of 4 to 1, personal guarantees of the loan of $5,000,000 by Tom W. Palmer and Eugene C. Albert, and compliance with the terms and conditions of all other agreements to which it is a party. At January 31, 2001 Credit Concepts had outstanding secured bank indebtedness of $3,001,952 pursuant to this credit facility.

     As yet, Credit Concepts has not experienced difficulties in obtaining financing. Because the proceeds from the sale of investment certificates will be used to purchase contracts and originate loans that serve as collateral for bank borrowings, and because the investment certificates are subordinated to bank borrowings, the sale of investment certificates is expected to increase the ability of Credit Concepts to borrow from commercial banks.

     As of January 31, 2001, Credit Concepts has received a total of $519,000 from investors for both two-year and four-year investment certificates. If Credit Concepts is able to sell all of the $4,481,000 of available investment certificates in this offering within the ensuing twelve months, it does not anticipate the need to raise additional funds from other sources, other than through bank borrowings, which it believes will then be available to it, within that period.

                           DESCRIPTION OF BUSINESS
                           -----------------------

     Credit Concepts is primarily in the business of purchasing retail installment contracts that have been originated by automobile dealers in connection with the financing of new and used automobiles. Credit Concepts also to a limited extent makes loans directly to the purchasers of vehicles. Credit Concepts' operations consist primarily of evaluating which contracts to purchase, negotiating the terms of purchase, arranging financing of the purchase, and servicing of the contracts and loans in its portfolio. Upon the origination of a loan or purchase of a contract, Credit Concepts obtains the right to receive all remaining payments under the loan or contract and a security interest in the vehicle financed. Credit Concepts seeks to collect the principal and interest due on the contracts that it purchases. Credit Concepts does not acquire contracts in bulk but acquires them individually, usually from originating automobile dealers, after a credit review and analysis of the specific borrower. Payments under the contracts extend for up to 66 months, and it is the strategy of Credit Concepts to match approximately the maturities of the investment certificates in this offering with the payment schedules under the contracts it purchases in order to reduce the financial risks associated with unforeseen declines in interest rates. Credit Concepts expects to continue to develop and maintain its portfolio of finance receivables through the purchase of contracts from dealers and the origination of direct loans.


AUTOMOBILE FINANCE BUSINESS
---------------------------
     Through a referral network of automobile dealers, Credit Concepts is engaged in the business of providing financing programs to buyers of new and used cars and trucks who meet Credit Concepts' lending requirements, but who do not meet the lending requirements of traditional lenders, such as banks or credit unions. These requirements include such matters as the age of the vehicle being financed and the customer's credit history. In contrast to traditional lenders that focus primarily on the customer's credit history, Credit Concepts will acquire installment contracts for customers who have experienced credit difficulty or are buying an older model vehicle. The management of Credit Concepts uses several factors to evaluate each applicant's installment contract including: length of time at current and past employment, debt to income ratio, past credit history with installment obligations, value and type of vehicle financed and the terms of the contract being purchased. Credit Concepts purchases contracts primarily in Lane County, Oregon, and to a lesser extent in the surrounding Oregon counties of Linn, Benton, Douglas, Marion and Polk. For the twelve-month period beginning August 1, 1999 to July 31, 2000, Credit Concepts purchased a total of 579 retail installment contracts for an initial aggregate amount of $2,940,288. The average initial principal amount was $5,078 with an average term of 37 months. For the six-month period beginning August 1, 2000 to January 31, 2001, Credit Concepts purchased 327 retail installment contracts for an initial principal amount of $1,539,081.
The average initial principal amount was $4,706 with an average term of 37 months.

     Credit Concepts purchases contracts from automobile dealers that have agreed to the terms and conditions set forth in the dealer agreement provided by Credit Concepts. Credit Concepts will purchase a dealer contract after negotiating the price and terms on an individual basis. Other stipulations apply to the borrower such as obtaining full coverage insurance naming Credit Concepts as the loss payee, proof of income and employment and verification of residence. The dealer is funded only after these conditions have been met and the original contract and related documents are received. Title to the vehicle is held as collateral for the entire term of the contract. Although most of the contracts in Credit Concepts' loan portfolio have been acquired without recourse, the dealer remains liable to Credit Concepts for liabilities arising from certain representations and warranties made by the dealer with respect to compliance with applicable federal and state laws and valid transfer of title to the vehicle. As of July 31, 2000 and January 31, 2001, loans purchased from dealers accounted for $3,886,937 (83.5%) and $3,865,331 (80.0%) of total finance receivables respectively.


DIRECT CONSUMER LOANS
---------------------
     Credit Concepts is licensed by the Department of Consumer and Business Services to make direct loans to consumers. Credit Concepts offers loans primarily to borrowers that are current or past customers. Credit Concepts uses the same lending criteria for evaluating a borrower for a direct loan as it does for the purchase of a contract. In addition, Credit Concepts has the opportunity to conduct a personal interview with the borrower and inspect the underlying collateral. Credit Concepts offers other products including extended service contracts, credit life insurance and credit disability insurance. As the customer base grows, it is the goal of Credit Concepts to increase the volume of the direct loan portion of the portfolio. This will result in and increase of ancillary income from insurance and extended service contracts.

     For the twelve-month period beginning August 1, 1999 to July 31, 2000, Credit Concepts made 158 direct consumer loans for an aggregate principal amount of $659,504. For the six-month period beginning August 1, 2000 to January 31, 2001, Credit Concepts made 122 direct consumer loans for an aggregate principal amount of $542,231.


ECONOMY OF LANE COUNTY, OREGON.
-------------------------------
     The availability and credit-worthiness of the underlying borrowers on the Credit Concepts' contracts are influenced by the state of the economy for Lane County, Oregon, which includes the cities of Eugene and Springfield, the market area for the used automobile dealers that originate Credit Concepts' contracts. The timber and forest products industry and the University of Oregon have historically been significant influences on the economy of Lane County, Oregon, although in recent years an impact has resulted from the location of various technology companies in the region. In recent years California has been an important source of in-migration. In view of the sprawling lay-out of the cities of Eugene and Springfield and surrounding neighborhoods, and of the fact that, on the average, in over one-third of the days during the year there is measurable precipitation, most workers in the Lane County area regularly commute to work by automobile.

     The following table shows population growth for Lane County since 1960:

                  POPULATION OF LANE COUNTY, OREGON 1960 - 2000
                  ---------------------------------------------
                                                  10-Year
                      Year       Population       Change
                      ----       ----------       -------
                      1960       162,890
                      1970       215,401          +32.2%
                      1980       275,226          +27.8%
                      1990       282,912           +2.8%
                      2000       322,959          +14.2%

     The number of vehicles registered in Lane County has increased each year over the past ten years. The following table shows the number of vehicle licenses issued for vehicles in Lane County for each of the past ten years for which information is available:

                      NUMBER OF VEHICLE LICENSES ISSUED
                         FOR VEHICLES IN LANE COUNTY
                      ---------------------------------
                            Year           Number of Vehicle Licenses
                            ----           --------------------------
                            1991                       241,959
                            1992                       243,817
                            1993                       249,398
                            1994                       254,689
                            1995                       255,790
                            1996                       263,066
                            1997                       271,285
                            1998                       276,031
                            1999                       282,815
                            2000                       283,076


MARKETING.
----------
     Although Credit Concepts originates a significant number of its own loans on the sale of vehicles, it relies primarily upon used automobile dealers in the Lane County, Oregon area to originate them and sell the contracts to Credit Concepts. In connection with its ongoing purchase of contracts, Credit Concepts has entered into master dealer agreements with eighteen automobile dealers that sell used automobiles to borrowers in Lane County, with ten dealers that sell used automobiles to borrowers in the neighboring Oregon counties of Linn, Marion, Polk and Coos. These dealers also sell contracts to certain of Credit Concepts' competitors.

     Credit Concepts' has been able to purchase a reasonable number of contracts upon advantageous terms from dealers that sell to borrowers within Lane County and neighboring counties and expects to be able to continue to do so for the foreseeable future. During the twelve months ended July 31, 2000, Credit Concepts has purchased 16% in value of its vehicle contracts from AA Auto Sales of Eugene, 16% in value of its vehicle contracts from Lassen Chevrolet of Salem, and 10% in value of its vehicle contracts from Romania Enterprises of Eugene. No other dealer has accounted for as much as 10% of the value of vehicle contracts purchased during this period. Credit Concepts expects that the purchase of contracts outside of Lane County will increase in the future as management pursues its goal of improving the quality of the contract portfolio by selecting contracts from a larger number of nearby dealers.

     Credit Concepts also makes loans directly to the purchasers of used automobiles rather than purchasing the loans from the dealers after they have been made. However, Credit Concepts expects to continue to purchase the major portion of the contracts in its portfolio from used automobile dealers in and around Lane County.

     Under the master dealer agreements, a contract may be purchased with full and partial guarantees of the used automobile dealers selling the contracts. Before entering into a master dealer agreement with a used automobile dealer, Credit Concepts investigates the viability of the dealer to assess the ability of the dealer to perform its guarantee or obligation to repurchase contracts in the event of defaults on the contracts by the underlying borrowers. Approximately 6.6% of the dollar value of contracts outstanding on July 31, 2000 were covered by full or partial guarantees by the used automobile dealers supplying contracts to Credit Concepts.


VEHICLE CONTRACTS.
------------------
     Almost all of Credit Concepts' business consists of the purchase and collection of vehicle contracts from used automobile dealers. The form of the contract is a standard one widely used within the automobile industry. The price that Credit Concepts pays for a contract anticipates that total payments under the contract will exceed the net cost of the vehicles, plus anticipated financing and other costs, and a return to Credit Concepts. Under the terms of the contract, the borrower is obligated to maintain, insure and pay taxes on the vehicle for the term of the contract.

     Credit Concepts' credit personnel personally review the credit record of the underlying borrower for each contract that Credit Concepts purchases and, based upon that review, make the decision whether or not to purchase the contract. Credit Concepts purchases contracts individually after such a credit review and as a matter of policy does not purchase contracts in bulk. Credit Concepts considers a number of factors in determining the credit-worthiness of the underlying borrowers for the contracts it purchases. Recently, for ease of servicing the contracts, Credit Concepts has decided to limit its contract purchases to those with borrowers that reside within seventy miles of Credit Concepts' office. In this regard, roughly 35% of the borrowers under Credit Concepts' contracts make their contract payments by personal visit to Credit Concepts' office in Eugene, Oregon. Further, Credit Concepts' employees are within a relatively short drive to most of the dealers from which it purchases contracts and to the residences of the underlying borrowers, which allows the employees to inspect vehicles before a contract is purchased and assists in repossession upon a default, should either be necessary or desirable. The close working relationship which Credit Concepts maintains with its automobile dealers allows Credit Concepts' credit personnel to be apprised of surpluses and shortages of particular makes and models of used automobiles in and around Lane County, which provides insight at the time of contract purchase into the extent of realization on the vehicle collateral in the event of default.
Credit Concepts does not buy contracts on vehicles owned by persons who are not both employed and permanent residents of Lane County or a neighboring county.

     Credit Concepts purchases contracts and makes loans on a variety of vehicles. Certain information for contract receivables as of July 31, 2000, and January 31, 2001, is shown below:

            CERTAIN INFORMATION FOR CONTRACT AND LOAN RECEIVABLES
                  AS OF JULY 31, 2000 AND JANUARY 31, 2001
                 --------------------------------------------
                                              July 31        January 31
                                                2000            2001
                                           -------------     ------------
Number of Contracts and Loans                    1,272             1,244
Cost of Contracts and Loans                $ 6,415,153       $ 6,417,300
Contract and Loan Receivables Outstanding  $ 4,621,538       $ 4,833,896
Average Annual Percentage Rate (APR)
     of Interest                                 30.5%             30.4%
Average Balance                            $     3,630       $     3,886
Average Term                                 36 months       35.5 months
Average Age                                12.5 months         13 months
Average Payment per Month                  $       201       $       203

     Credit Concepts purchases contracts for a large variety of borrowers and vehicles. The largest, smallest and average contracts purchased during the twelve months ended July 31, 2000 were $18,995, $930 and $4,379, respectively. The largest, smallest and average contracts purchased during the six months ended January 31, 2001 were $18,032, $535 and $4,575, respectively. The longest term was 60 months and the shortest was 6 months for both periods.


CREDIT LOSS EXPERIENCE.
-----------------------
     Credit Concepts commenced business in October, 1997 and has had sufficient operating experience to confirm the adequacy of the provisions for credit losses on its contracts reflected on Credit Concepts' financial statements.
For the twelve months ended July 31, 2000, Credit Concepts has maintained the provision for credit losses at a level that is consistent with those of the industry for this type of lending.

     At July 31, 2000, the total balances owing on contracts receivable past due from 60 to 89 days was $114,686, or 2.5% of total finance receivables, and on finance receivables past due 90 days and over was $102,560, or 2.2% of total finance receivables. At January 31, 2001, total balance owing on finance receivables past due from 60 to 89 days was $52,825, or 1.1% of total finance receivables, and on finance receivables past due 90 days and over was $189,070, or 3.9% of total finance receivables.

     A contract or loan receivable is considered past due if any portion of any installment is or remains 30 days delinquent. Credit Concepts' policy is not to extend or renew past due accounts more than once during a twelve-month period. Credit Concepts stops accruing revenue on a past due receivable when the account is in litigation, the vehicle is repossessed, or at such earlier time as, in the judgment of management, full collection of the contract becomes doubtful.

     Credit Concepts itself does not engage in repossessions of collateral vehicles but uses for this purpose the services of a licensed and bonded independent contractor that specializes in vehicle repossessions. After the vehicle is sold under the procedures of the collateral agreement, Credit Concepts pursues the deficiencies to a judgment against the borrower and collects by garnishment or other appropriate procedure.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of Credit Concepts to repossess and resell vehicles under the contracts or anticipated loans, or to enforce a deficiency judgment against a borrower under a contract. Oregon law prohibits the collection of a deficiency judgment following the repossession or voluntary surrender of a vehicle where the balance due on the contract or loan is less than $1,250, but does not limit Credit Concepts' right to collect the contract balance in situations where Credit Concepts does not obtain possession of the vehicle or to collect damages where the vehicle has been wrongfully damaged. In addition, Credit Concepts may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy against a particular borrower, or may settle at a significant discount any deficiency judgment that it does obtain.

     Although Credit Concepts may obtain a security interest in the vehicles for the payment of the contracts it acquires, and, when properly licensed will include the loans it originates, Oregon state law provides for the priority over Credit Concepts' security interest of statutory liens for certain repairs made to or unpaid taxes assessed against a vehicle. In addition, federal laws permit the confiscation of a vehicle used in unlawful activities - drugs or prostitution, for example - that may serve as collateral for contracts and loans. Those laws may result in the loss of Credit Concepts' priority security interests in confiscated property or in additional expenses in recovering confiscated property that serves as collateral for contracts or for loans. To date, none of the vehicles serving as collateral for Credit Concepts' contracts has been confiscated.

     The following table shows Credit Concepts' realization experience on those past due contracts receivable for which realization efforts have been completed during the twelve months ended July 31, 2000, and the six months ended January 31, 2001.


                   PAST DUE CONTRACT RECEIVABLES FOR WHICH
                   REALIZATION EFFORTS HAVE BEEN COMPLETED
                   ----------------------------------------
                 Number of      Total          Total          Average
Period           Past Due       Amount         Amount         Percentage
Ending           Contracts      Past Due       Realized       Realized
----------       ---------      --------       ---------      ----------
July 31             124         $335,386       $222,496          66.3%
January 31          48          $138,130       $ 105,827         76.6%


     The credit loss experience of Credit Concepts for the twelve months ended July 31, 2000 and the six months ended January 31, 2001 is as follows:

                            CREDIT LOSS EXPERIENCE
                            ----------------------
             Reserve at       Additions to      Chargeoff       Reserve
Period       beginning      reserve charged       net of         at end
Ending       of period       to operations      recoveries     of period
--------    ------------    ---------------    -----------    -----------
July 31        $326,000        $253,852          $208,852        $371,000
                               (7.1%)(1)         (4.4%)(2)       (7.9%)(3)

Jan 31         $371,000        $103,007          $110,675        $363,332
                                (4.9%)(1)         (2.4%)(2)        (7.5%)(3)
---------------------
     1  Percentage of new receivables for the period.
     2  Percentage of average receivables outstanding.
     3  Percentage of receivables outstanding at end of period.


FINANCING OF CONTRACTS.
-----------------------
     Credit Concepts is continuously engaged in financing in order to be able to purchase contracts from automobile dealers as vehicles are sold to qualified borrowers. To date Credit Concepts has relied primarily upon bank borrowings and the purchase of debt and equity by its founders and others for this purpose. However, Credit Concepts has begun to reach the limits of its presently available bank credit and, like certain of its competitors, is now seeking to finance a portion of its contracts through the sale of unsecured investment certificates, which is the purpose of this offering. Credit Concepts intends to finance the purchase a portion of its contracts in this manner for the indefinite future.

     Credit Concepts has entered into loan agreements and issued promissory notes in connection with its bank lines-of-credit. Those agreements and promissory notes require Credit Concepts to comply with and maintain various financial and other covenants in order to avoid default. Those covenants include the necessity to maintain a minimum tangible net worth of $1,500,000 and a senior debt to tangible net worth ratio of 4 to 1, which it did, as well as for it to comply with payment and performance obligations of its bank lines-of-credit and other contractual obligations. Credit Concepts' bank indebtedness is secured by all of its assets, including its finance receivable portfolio. The investment certificates are unsecured, but the proceeds from their sale will be used to purchase contracts that serve as collateral for the bank indebtedness. For this reason, the unsecured debt represented by the certificates will be treated as equity for purposes of the ratios and capital minimums that must be maintained under the bank line-of-credit agreement. As a result, sale of the certificates in this offering and the purchase of contracts with the proceeds will increase the assets of Credit Concepts available as collateral for its bank line-of-credit and is expected to allow Credit Concepts to increase the size of its bank line of credit should it desire to do so.

     Credit Concepts plans for its business to grow significantly in ensuing years through the purchase of contracts and the origination of loans.
Virtually all of this increase in business is expected to be financed by a corresponding increase in Credit Concepts' indebtedness of all types, including bank indebtedness and the sale and issuance of investment certificates.

     Credit Concepts intends to apply the proceeds from the present offering of investment certificates to pay down the balance on its existing line of credit. Because the investment certificates are subordinated to bank indebtedness and thus not included as debt in the financial covenants of the bank loan agreements, this application of proceeds should strengthen Credit Concepts' borrowing ability. To the extent that the proceeds from this offering are used to purchase contracts rather than to pay down the line of credit, these contracts will serve as additional collateral under the line of credit and increase the amount that may be borrowed. It is expected that these credit resources will enable the orderly repayment of principal and interest on the investment certificates as they come due.


COMPETITION.
------------
     Credit Concepts consumer credit business is highly competitive with other consumer credit businesses in Lane County, Oregon and neighboring counties. Most of Credit Concepts' competitors are more established, larger and have greater resources than does Credit Concepts. In addition to companies that engage in the consumer credit business in and around Lane County, Oregon, many banks, financial institutions and other types of finance companies in Credit Concepts' market area originate and purchase used vehicle contracts and offer consumers debt investment instruments in competition with Credit Concepts. Competition is generally based upon the price paid for contracts, which determines the rate of return, and the interest rate on the investment instruments, as well as the credit-worthiness of the underlying borrowers. An increase in competition in the financing of vehicle contracts in Credit Concepts' market area may decrease the return from such contracts to Credit Concepts.


GOVERNMENTAL REGULATION.
------------------------
     Credit Concepts is subject to significant governmental regulation at both the federal and state levels. Numerous federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance, and upon the origination and collection of consumer loans, including Credit Concepts' loans, and retail installment contracts. Some laws and regulations with which Credit Concepts must comply include, together with other similar federal and state laws:

                    o  The Truth-in-Lending Act
                    o  The Equal Credit Opportunity Act
                    o  The Federal Trade Commission Act
                    o  The Fair Credit Billing Act
                    o  The Fair Credit Reporting Act
                    o  The Fair Debt Collection Practices Act
                    o  The Magnuson-Moss Warranty Act
                    o  The Federal Reserve Board's Regulations B and Z
                    o  The Federal Consumer Credit Protection Act
                    o  The Oregon Unlawful Debt Collection Practices

     Oregon law also contains express statutory provisions regulating the form, content, terms and enforcement of retail installment contracts involving motor vehicles.

     A rule of the Federal Trade Commission and certain provisions of Oregon law have the effect of subjecting Credit Concepts to all claims and defenses which the borrower in the transaction could assert against the automobile dealer that sold the vehicle. In addition, in order to conduct its consumer loan business, Credit Concepts must continue to maintain its consumer finance license from the state of Oregon in good standing.

     Credit Concepts believes it currently holds all material licenses necessary to carry on its business as presently conducted in the state of Oregon. Any failure of Credit Concepts to maintain its licenses should not affect the quality of its then existing portfolio of contracts.


EMPLOYEES.
----------
     Credit Concepts has a total of seven full-time employees, including its management, of which two are engaged in credit analysis and contract purchasing, two are engaged in contract collection, and three are administrative and clerical. Credit Concepts also uses the services of an independent contractor in repossession efforts and another for bookkeeping services.

     Credit Concepts provides partial medical benefits to its employees. Credit Concepts has recently established an IRA program for its employees and will contribute matching funds, subject to certain limitations. Credit Concepts believes that its relations with its employees are satisfactory.


LEGAL PROCEEDINGS.
------------------
     Except for routine litigation by Credit Concepts to obtain deficiency judgments upon defaulted contracts in the ordinary course of its business, neither Credit Concepts nor any of its property is a party to any pending legal proceeding.


                                   PROPERTY
                                   --------

     Credit Concepts maintains an approximately 1,300 square foot leased office at 2149 Centennial Plaza, Suite 2, Eugene, Oregon pursuant to a two year lease that expires on October 31, 2002. The annual rental rate is currently $16,317, which will increase to $18,807 in the second year. Payments under the lease are guaranteed by two of Credit Concepts' founders. Credit Concepts owns certain computer equipment and office furniture at its office and is expected to acquire similar equipment needed as operations expand. Credit Concepts expects that its offices will be adequate for its purposes for the foreseeable future.

                                  MANAGEMENT
                                  ----------

     The Officers and Directors of Credit Concepts are as follows:

               NAME                        POSITION
               ----                        --------
           Tom W. Palmer              President and Director
           Eugene C. Albert           Vice-President, Secretary and Director
           Jason G. Moon              General Manager of Operations
           Ted W. Palmer              Director

     Tom W. Palmer is the son of Ted W. Palmer.

     The career experience of the Credit Concepts' key personnel is as follows:

     TOM W. PALMER, 45, President and Director. Tom W. Palmer has been Credit Concepts' President and Chief Executive Officer since it was founded in August, 1997. Mr. Palmer's duties with Credit Concepts include developing and maintaining banking and investor relations, managing the purchasing of contracts for Credit Concepts' loan portfolio, financial management, business development and the development and implementation of Credit Concepts investment certificate financing program described in this prospectus. For in excess of five years prior to that time he was president and a director of RDS Inc. d.b.a. Mobile Advantage of Eugene, Oregon, which designs and manufactures custom food delivery vehicles, primarily for retail food outlets.

     EUGENE C. ALBERT, 43, Vice-President, Secretary and Director. Eugene C. Albert has acted as Credit Concepts' Vice President, Secretary and Chief Financial Officer since its inception in August, 1997. His duties include coordination of capital funding of Credit Concepts, evaluating and managing credit losses, and the supervision of financing and credit operations. For in excess of five years prior to his employment by Credit Concepts, Mr. Albert served as secretary-treasurer and a director of Mansell Development. Inc., a real estate development company in Eugene, Oregon, for which he was responsible for arranging development and long-term financing.

     JASON G. MOON, 31, General Manager of Operations. Jason G. Moon has worked in the consumer finance industry since 1993. Prior to entering consumer finance, Mr. Moon gained automotive experience in sales and finance while employed at a Eugene Chevrolet dealership. Mr. Moon then joined United Finance Company to work in the legal department and was soon promoted to collection manager of the Eugene office. From there, Mr. Moon was promoted to manager of one of the company's offices in the Portland area. Mr. Moon manages the training, collections, lending and compliance activities of Credit Concepts.

     TED W. PALMER, 67, Director. Ted W. Palmer was a founder, major shareholder, president and chairman of Kalama Chemical, Inc., now a wholly-owned subsidiary of B.F. Goodrich Company. Mr. Palmer sold his interest in Kalama Chemical, Inc. in 1986 and since his retirement as Chairman and Chief Executive Officer of Kalama Chemical, Inc. in 1989 has been primarily engaged in the management of his personal investment portfolio. Since 1996, Mr. Palmer has been a director of Pend Oreille Bank, a state-chartered commercial bank in Newport, Washington.


COMPENSATION.
-------------
     The cash and other direct remuneration of members of management of Credit Concepts for the fiscal year ended July 31, 2000 is as follows:

                  DIRECT COMPENSATION TO MANAGEMENT FOR 2000
                  ------------------------------------------
     Name            Position                        Salary        Other
     ----            --------                       --------      -------
Officers, Directors and Management as a Group 1     $194,100      $4,848
-----------------
1    Consists of Tom W. Palmer, Eugene C. Albert, Jason G. Moon and Ted
     W. Palmer.


CERTAIN TRANSACTIONS.
---------------------
     In connection with the founding of Credit Concepts in August, 1997, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer were issued equal amounts of the equity interests of Credit Concepts, L.L.C., and on January 20, 1998 the assets of that limited liability company were transferred to Credit Concepts, Inc. On January 20, 1998, each of those persons purchased 100 shares of capital stock of that corporation for $50,000. Each of such persons paid $10,000 of such amount in cash and $40,000 of such amount by giving a $40,000 promissory note to Credit Concepts. In July 1999 the shareholders converted an additional $20,000 each from shareholder notes receivable to reduce Stock Subscriptions Receivable by $60,000.

     By 12% unsecured demand loans, Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, lent an aggregate of $78,000 to Credit Concepts between October 1997 and March 1998. By similar loans, Tom W. Palmer, the President and a Director of Credit Concepts, and his wife lent an aggregate of $173,000 to Credit Concepts between November 1997 and June 1998. By similar loans, Ted W. Palmer, a Director of Credit Concepts, lent an aggregate of $600,000 to Credit Concepts between October 1997 and June 1998. These unsecured loans are on a parity with the investment certificates in the present offering.

     In addition, Tom W. Palmer and Eugene C. Albert have each guaranteed an aggregate of $5,000,000 under Credit Concepts' secured bank line-of-credit If Tom W. Palmer and Eugene C. Albert should be required to pay under the guarantees bank indebtedness, they would succeed to the banks' secured rights with respect to the indebtedness, including rights to collateral.

     In July, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer became personally liable on a $450,000 unsecured loan by South Umpqua State Bank.
This loan accrues interest at the rate of 9.25% per annum and is due in full on August 1, 2000. On August 10, 2000 this loan was extended for two years and will mature on August 1, 2002. The terms include amortized payments for twenty-four months at 1.0% over the prime rate. As of January 31, 2001 the balance was $151,921. These persons lent the money to Credit Concepts on the same basis.

     In April and June, 1998, Credit Concepts borrowed $40,000 and $70,000, respectively, from Amvesco, Inc. dba Western Pioneer Title Co. of Lane County. As of January 31, 2001, the balance of these loans was $39,945 and $43,610. Tom
W. Palmer and Eugene C. Albert are personally obligated on these loans, and Mr. Albert has collateralized these loans with real estate owned by him.

     Credit Concepts' founders, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, have agreed not to demand payment of the notes they hold until on or after December 31, 2002.

     Tom W. Palmer and Eugene Albert have personally guaranteed the payments under the two-year lease of Credit Concepts' principal offices, which expires October 31, 2002. The current annual rental rate under the lease is $16,317, which increases to $18,807 in the second year.

     In the future, all material transactions and loans between Credit Concepts and affiliated persons, including its owners and directors Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, will be entered into on terms that are no less favorable to Credit Concepts than those that can be obtained from unaffiliated third parties. Further, all future transactions and loans, and any forgiveness of loans, with affiliated persons will be approved by a majority of Credit Concepts' then independent directors who do not have an interest in the transactions and who have had access, at Credit Concepts' expense, to Credit Concepts' or independent legal counsel.

                            PRINCIPAL SHAREHOLDERS
                            ----------------------

     The following table sets forth information concerning the shares of Credit Concepts' common stock presently owned of record and beneficially by each person known to Credit Concepts to own of record or beneficially 5% or more of Credit Concepts' common stock; each officer or director of Credit Concepts who owns of record or beneficially any common stock; and stock holdings of all officers and directors of Credit Concepts as a group.

                                           BENEFICIAL OWNERSHIP
                               --------------------------------------------
   OWNER'S                                                   PERCENT AFTER
NAME & ADDRESS                 SHARES          PERCENT       THIS OFFERING
--------------                 ------          -------       -------------
Tom W. Palmer                   100              33.3%           33.3%
2274 Marie Lane
Eugene, OR 97408

Eugene C. Albert                100              33.3%           33.3%
2358 Birch Lane
Eugene, OR 97403

Ted W. Palmer Trust             100              33.3%           33.3%
Almost Idaho Ranch
Shearer Lake on Bench Road
Newport, WA 99156

(All Officers and
Directors as a Group)           300             100.0%          100.0%


     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer may be deemed to be promoters and parents of Credit Concepts within the meaning of the Securities Act of 1933 and state securities laws.

     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer through the Ted W. Palmer Trust have entered into an agreement granting each other a right to purchase their respective shares in Credit Concepts from each other and an option first for Credit Concepts to purchase, and then for each other to purchase, the shares of any of them that may become deceased, disabled or divorced. This arrangement is intended to foster stability within Credit Concepts by inhibiting a change in control of Credit Concepts upon the death, disability or divorce of any of the founding shareholders.

                          DESCRIPTION OF SECURITIES
                          -------------------------

     Credit Concepts' three directors are its founders and the owners of all of its outstanding capital stock, all of which is common stock.

     The only other securities outstanding as of January 31, 2001 are $903,770 of unsecured promissory notes, most of which accrue interest at the rate of 12% per annum, held by Credit Concepts' management and others with relationships to Credit Concepts or its management. These promissory notes and the investment certificates in this offering are unsecured obligations that are on a par with one another in right of payment; that is, holders of the promissory notes and investment certificates would both share as general creditors of Credit Concepts in the event of any liquidation of Credit Concepts. Credit Concepts' existing $5,000,000 line-of-credit, of which $3,001,952 was outstanding at January 31, 2001, and all future lines of credit from third party lenders, is and shall be secured by Credit Concepts' assets, including its contract and loan portfolio, which constitutes Credit Concepts' principal asset.


INVESTMENT CERTIFICATES.
------------------------
     The investment certificates in this offering consist of fixed-rate short-term investment certificates and fixed-rate long-term investment certificates that are unsecured general obligations of Credit Concepts. Certificates are being offered in denominations of $1,000, and purchasers will be registered as the holders of the certificates on the books of Credit Concepts. Interest on the certificates will be paid to holders within the first five days of each calendar quarter.

     Interest on the investment certificates accrues at a fixed rate, which is 9.0%, simple interest, for short-term investment certificates and 10.0%, simple interest, for long-term investment certificates.

     The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.

     You may liquidate your certificates at any time prior to the date of maturity upon 90 days notice to Credit Concepts, but upon Credit Concepts' receipt of such pre-maturity liquidation notice, no interest will be earned on the certificates after receipt of the notice. On the date of maturity of a certificate, you should present it to Credit Concepts for payment, as interest on the certificate ceases to accrue after that date.

     If interest on an investment certificate is not timely paid within ten days of the payment date, the entire sum of principal and interest shall, at your option, immediately become due and payable upon written demand to Credit Concepts. In the event you are required to institute collection proceedings on an investment certificate, Credit Concepts will pay all your costs, including reasonable attorneys fees.

     There is no collateral or security interest securing repayment of the certificates, no guarantees or insurance by governmental agencies or other third parties assuring repayment of the certificates, no sinking fund, and no provision for the payment of any amount of principal prior to maturity. As an unsecured general creditor of Credit Concepts, in the event of liquidation of Credit Concepts, you as a holder of certificates would share equally with other general creditors of Credit Concepts in the remaining unsecured assets of Credit Concepts, if any. The certificates are subordinated to any and all third party loans to Credit Concepts both now and in the future.

     You may transfer your certificates on Credit Concepts' certificate ownership records by signing the form of assignment on the back of the certificate and delivering it to Credit Concepts for registration of the transfer on Credit Concepts' books so that the new owner may receive subsequent interest payments. However, there is no trading market for Credit Concepts investment certificates, and Credit Concepts does not expect that a trading market will arise in the future.


COMMON STOCK.
-------------
     All of the shares of common stock of Credit Concepts are owned by Credit Concepts founders and no common stock is being offered to investors in this offering.

     Each holder of common stock is entitled to one vote for each share held of record and to a pro-rata share of any dividends declared on the common stock by the Board of Directors from funds legally available therefor. Upon liquidation of Credit Concepts, each stockholder is entitled to share ratably in any assets available for distribution after payment of all debts, including all investment certificates. Stockholders have no preemptive, conversion or other subscription rights and there are no redemption rights or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable.


                             PLAN OF DISTRIBUTION
                             --------------------

     Credit Concepts is offering the investment certificates directly to investors through Tom W. Palmer, the President and a Director of Credit Concepts, and Eugene C. Albert, the Vice-President and a Director of Credit Concepts, who will not receive a commission or other special compensation for these efforts.


     In order to be eligible to invest in this offering, you must have:

     o    Either a net worth of at least $150,000.

          OR

     o    A net worth of at least $75,000 plus a net income of at least
          $75,000.

     o In addition, purchases of investment certificates in the aggregate may not exceed 10% of your net worth.


     In calculating "net worth," the value of home, home furnishings and personal automobiles should be excluded, and all assets should be valued at fair market value.

     Credit Concepts is required to make a reasonable effort to determine whether or not an investment in the investment certificates is suitable and an appropriate investment for you based upon your financial situation and investment objectives. Accordingly, you must affirmatively represent the existence of these investment criteria and other personal circumstances on the subscription agreement used in purchasing your investment certificates. A copy of the subscription agreement appears at the end of this prospectus. You may obtain additional copies of the subscription agreement from Credit Concepts upon request.

     Credit Concepts will not sell investment certificates during any period in which its "debt to net worth" ratio exceeds 6 to 1 without the injection of sufficient capital into Credit Concepts to bring that ratio below that level. This debt to net worth ratio will be determined on the last day of each fiscal quarter and calculated as a ratio of total liabilities to adjusted net worth. For purposes of the ratio, "adjusted net worth" means total capital and surplus (net stockholders' equity), plus debt which is subordinated to bank borrowings, minus the sum of equipment and leasehold improvements net of depreciation and amortization and goodwill, going concern value and other intangibles as reflected on the balance sheet.

     As corporate officers and directors, Messrs. Palmer and Albert are subject to indemnification under Credit Concepts' by-laws against, among other things, liability under the Securities Act of 1933. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Messrs. Palmer and Albert, Credit Concepts has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

===============================================================================
     In order to purchase investment certificates, investors should fill out the subscription agreement at the end of, or accompanying, this prospectus and forward it, together with a check or money order for the purchase price, to Tom
W. Palmer, President, or Eugene C. Albert, Vice-President, Credit Concepts, Inc., 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, telephone (541) 342-8545. The purchased investment certificates, in denominations of $1,000, will be registered in the names of the respective investors on the books of Credit Concepts and promptly forwarded to them at the addresses set forth on the subscription agreement.
===============================================================================

                                LEGAL MATTERS
                                -------------

     The legality of the investment certificates has been passed upon by Karr Tuttle Campbell, Portland, Oregon.


                                   EXPERTS
                                   -------

     The balance sheets as of July 31, 2000 and 1999, and the related statements of income, cash flows and changes in stockholders' equity for the twelve months ended July 31, 2000 and 1999, included in this prospectus have been included in reliance on the report of Moss Adams LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION
                            ----------------------

     Credit Concepts has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the investment certificates. This prospectus, which constitutes a part of the registration statement, omits certain information contained in accordance with the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to Credit Concepts and the investment certificates, please see the registration statement and its exhibits and schedules filed with the Commission. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and you should refer to the copy of the applicable document filed with the Commission as an exhibit to the registration statement for complete details. The registration statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the Commission at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, the registration statement and its exhibits and schedules may be accessed electronically at the Commission's web site on the Internet at www.sec.gov.

     Credit Concepts is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, files periodic reports and other information with the Commission. Such reports and other information can be inspected and copied at the addresses, and may be accessed electronically at the above web site.

                            CREDIT CONCEPTS, INC.

                          ---------------------------
                        INDEPENDENT AUDITOR'S REPORT AND
                              FINANCIAL STATEMENTS
                          ---------------------------

                             JULY 31, 2000 AND 1999

                                  CONTENTS
                                  --------

                                                                  PAGE
INDEPENDENT AUDITOR'S REPORT                                         1

FINANCIAL STATEMENTS
  Balance sheets                                                     2
  Statements of operations                                           3
  Statement of changes in stockholders' equity                       4
  Statements of cash flows                                           5
  Notes to financial statements                                 6 - 12

                                ----------------

                        INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Credit Concepts, Inc.


We have audited the accompanying balance sheets of Credit Concepts, Inc. as of July 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit Concepts, Inc. as of July 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/

Portland, Oregon
September 21, 2000

                           CREDIT CONCEPTS, INC.
                               Balance Sheets

                                   ASSETS
                                                           JULY 31,
                                               ------------------------------
                                                   2000               1999
                                                ------------     ------------
ASSETS
  Cash                                          $    94,357      $    81,904
                                                ------------     ------------
  Finance receivables:
     Purchased loans                              3,886,937        3,807,582
     Direct loans                                   768,450          489,597
     Net deferred loan origination costs             24,349           31,731
     Allowance for credit losses                   (371,000)        (326,000)
     Discounts on loans purchased                   (23,095)             -
                                                ------------     ------------
                                                  4,285,641        4,002,910

  Interest receivable                                75,802           67,300
  Equipment and leasehold improvements, net          30,455           29,079
  Other assets                                       24,133           26,113
                                                ------------     ------------
       Total assets                             $ 4,510,388      $ 4,207,306
                                                ============     ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Debt
     Bank line of credit                        $ 3,000,000      $ 2,695,509
     Subordinated notes payable to
         stockholders                               821,848          938,908
     Investment certificates                        332,000                -
     Notes payable                                  161,000          211,000
                                                ------------     ------------
       Total debt                               $ 4,314,848      $ 3,845,417

  Interest payable                                   35,545           46,829
  Accounts payable and accrued expenses              28,903           14,800
                                                ------------     ------------
       Total liabilities                          4,379,296        3,907,046
                                                ------------     ------------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY
  Common stock, no par value, 1,000 shares
     authorized, 300 issued and outstanding         150,000          150,000
  Stock subscription receivable                     (60,000)         (60,000)
  Additional paid-in-capital                         91,029          206,842
  Retained earnings                                 (49,937)           3,418
                                                ------------     ------------
       Total stockholder's equity                   131,092          300,260
                                                ------------     ------------
       Total liabilities and stockholders'
          equity                                $ 4,510,388      $ 4,207,306
                                                ============     ============

See accompanying notes.

                           CREDIT CONCEPTS, INC.
                          Statements of Operations


                                                     YEARS ENDED JULY 31,
                                               ------------------------------
                                                   2000             1999
                                                ------------     ------------
REVENUES
  Interest on finance receivables               $ 1,241,014      $ 1,272,452
  Other income                                       32,464           27,656
                                                ------------     ------------
     Total revenues                               1,273,478        1,300,108
                                                ------------     ------------

EXPENSES
  Interest                                          483,499          485,969
  Provision for credit losses                       253,852          336,558
  Salaries and benefits                             267,074          200,629
  Other operating expenses                          322,408          207,962
                                                ------------     ------------
     Total expenses                               1,326,833        1,231,118
                                                ------------     ------------

NET INCOME (LOSS)                               $   (53,355)     $    68,990
                                                ============     ============

See accompanying notes.

                                          CREDIT CONCEPTS, INC.
                               Statement of Changes in Stockholders' Equity
                                For the Years Ended July 31, 2000 and 1999

                                                 Stock        Additional     Retained    Stockholders'
                                  Common      Subscription     Paid-in       Earnings        Equity
                                  Stock        Receivable      Capital      (deficit)        Total
                                 ---------   -------------   -----------    ----------    -------------
BALANCE, July 31, 1998           $ 150,000     $(120,000)     $ 206,842     $ (65,572)     $ 171,270
Payments received                     -           60,000           -             -            60,000
Net income                            -             -              -           68,990         68,990
                                 ---------     ----------     ----------    ----------     ----------

BALANCE, July 31, 1999             150,000       (60,000)       206,842         3,418        300,260
Distribution of Contributed
  Capital                             -             -          (115,813)         -          (115,813)
Net income (loss)                     -             -              -          (53,355)       (53,355)
                                 ---------     ----------     ----------    ----------     ----------

BALANCE, July 31, 2000           $ 150,000     $ (60,000)     $  91,029     $ (49,937)     $ 131,092
                                 =========     ==========     ==========    ==========     ==========

See accompanying notes.

                           CREDIT CONCEPTS, INC.
                          Statements of Cash Flows

                                                     FOR THE YEARS ENDED
                                                           JULY 31,
                                               ------------------------------
                                                    2000             1999
                                                ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                             $   (53,355)     $    68,990
  Adjustments to reconcile net income
   (loss) to net cash from operating
   activities:
     Provision for credit losses                    253,852          336,558
     Depreciation and amortization                    5,879            9,810
     Changes in assets and liabilities:
       Interest receivable                           (8,502)          (2,800)
       Other assets                                   1,980           15,020
       Accounts payable and accrued expenses          2,819           17,640
                                                ------------     ------------
       Net cash from operating activities           202,673          445,218
                                                ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans and contracts originated or purchased    (3,599,792)      (2,886,555)
  Loans and contracts repaid                      2,906,198        2,410,531
  Additions to equipment & leasehold
     improvements                                    (7,255)          (5,204)
  Discounts on loans purchased                       23,095              -
  Net deferred loan origination costs                 7,382            9,952
  Recoveries of finance receivables
     previously charged off                         126,534          302,449
                                                ------------     ------------
     Net cash from investing activities            (543,838)        (168,827)
                                                ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from debt                                636,346          507,545
  Proceeds from issuance of investment
     certificates                                   332,000              -
  Repayment of debt                                (498,915)        (817,035)
  Stockholder distributions                        (115,813)             -
  Stock subscription proceeds                          -              60,000
                                                ------------     ------------
     Net cash from financing activities             353,618         (249,490)
                                                ------------     ------------
NET INCREASE IN CASH                                 12,453           26,901

CASH, beginning of year                              81,904           55,003
                                                ------------     ------------
CASH, end of year                               $    94,357      $    81,904
                                                ============     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION
  Cash paid during the year for interest        $   470,400      $   451,574
                                                ============     ============

See accompanying notes.

                           CREDIT CONCEPTS, INC.
                       Notes to Financial Statements


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

Organization
------------
Credit Concepts, Inc. (the Company) purchases retail installment contracts from automobile dealers in connection with the financing of used automobiles and makes loans directly to consumers. The Company was founded in August 1997, and conducts all business from its headquarters in Eugene, Oregon.

Cash and Cash Equivalents
-------------------------
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and assumptions.

Finance Receivables, Net of Allowance for Credit Losses and Unearned Income
---------------------------------------------------------------------------
Finance receivables are stated at the amount of unpaid principal reduced by an allowance for credit losses and unearned income. Interest on finance receivables is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for credit losses is established through a provision for credit losses charged to expenses. Finance receivables are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing finance receivables that may become uncollectible, based on evaluations of the collectibility of finance receivables and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem credits, and current economic conditions that may affect the borrower's ability to pay.

Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's market price, or the fair value of the collateral if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Loan origination fees, certain direct origination costs, and loan discounts are capitalized and recognized as an adjustment of the yield of the related loan.

Equipment and Leasehold Improvements
------------------------------------
Equipment and leasehold improvements are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred; expenditures for additions, improvements, and replacements are capitalized. Upon disposal or retirement of assets, accounts are relieved of the related costs and accumulated depreciation and resulting gains or losses are recognized in operations.

Reclassifications
-----------------
Certain prior year amounts have been reclassified to conform to the current year presentation.

Income taxes
------------
As an S Corporation, the income tax liability arising from the taxable earnings of the Company is the responsibility of the stockholders. The Company reports its income for tax purposes on a calendar year basis. Differences exist between the financial statement and tax basis of certain assets and liabilities, including differences related to the allowance for loan losses and the loan portfolio fair value.

The Company periodically makes distributions in an amount sufficient to cover the income tax consequences of its stockholders.


NOTE 2 - FINANCE RECEIVABLES
----------------------------

The terms of contracts are generally from one to five years. The Company anticipates that a majority of contracts will be paid or renewed prior to contractual maturity dates. Cash collections of finance receivables for the years ended July 31, 2000 and 1999, were $2,906,198 and $2,410,531, respectively.

Change in the allowance for credit losses is as follows:

BALANCE, July 31, 1998                                 $ 191,000
  Provision charged to expense                           336,558
  Accounts charged off                                  (504,007)
  Recoveries                                             302,449
                                                       ----------

BALANCE, July 31, 1999                                   326,000
  Provision charged to expense                           253,852
  Accounts charged off                                  (335,386)
  Recoveries                                             126,534
                                                       ----------

BALANCE, July 31, 2000                                 $ 371,000
                                                       ==========

Impaired loans and loans on nonaccrual status were immaterial at July 31, 2000 and 1999, and for the years then ended.


NOTE 3 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS
---------------------------------------------

Equipment and leasehold improvements consist of the following:

                                                      2000            1999
                                                   ---------       ---------
Computer equipment                                 $ 31,386        $ 25,945
Office furniture and equipment                       16,631          14,817
Leasehold improvements                                2,142           2,142
                                                   ---------       ---------
                                                     50,159          42,904
Less accumulated depreciation and amortization      (19,704)        (13,825)
                                                   ---------       ---------
                                                   $ 30,455        $ 29,079
                                                   =========       =========


NOTE 4 - DEBT
-------------

Following is a summary of all debt held by the Company:

                                                       2000           1999
                                                   -----------    -----------
Bank line of credit bearing interest at bank's
  prime rate plus 2% (11.5% and 10.00% at
  July 31, 2000 and 1999, respectively), due
  December 15, 2000, guaranteed by the
  Company's stockholders and collateralized
  by finance receivables                           $ 3,000,000    $ 2,695,509

Uncollateralized notes payable to various
  individuals, bearing interest from 10% to
  12%, with no stated maturity                         161,000        211,000

Uncollateralized subordinated notes payable
  to stockholders, bearing interest from 12%
  with no stated maturity                              821,848        938,908

Uncollateralized investment certificates,
  bearing interest at rates ranging from
  9.00% to 11.50%, due on demand with
  stated maturities ranging from May 2002
  to August 2004                                       332,000             -
                                                   -----------    -----------
                                                   $ 4,314,848    $ 3,845,417
                                                   ===========    ===========


The scheduled maturities of debt are as follows:

2001                                               $ 3,000,000
2002                                                    32,000
2003                                                         -
2004                                                   300,000
2005                                                         -
Thereafter                                             982,848
                                                   -----------
                                                   $ 4,314,848
                                                   ===========


NOTE 5 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Operating Leases
----------------
The Company leases its office space in Eugene, Oregon under an operating lease expiring on October 31, 2000. Future rental payments under this non-cancelable operating lease are $3,960. A verbal agreement is in place for a renewal of this lease through October 31, 2002. The written agreement is expected to be finalized before October 31, 2000.

Litigation
----------
The Company is periodically involved in litigation in the ordinary course of operations to pursue collection of past due loans. Such activities are not expected to adversely impact the Company's financial position or results of operations.


NOTE 6 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and cash equivalents
-------------------------
For cash, the carrying amount is the estimated fair value.

Finance receivables
-------------------
There are generally no quoted market prices available for finance receivables. The net fair value of such receivables is estimated to approximate the net carrying value based upon an analysis of prevailing interest rates as of July 31, 2000 and 1999.

Debt
----
The fair value of debt that is due on demand or has no stated maturity period, such as the bank line of credit, subordinated notes payable to stockholders and other notes payable, is equal to the amount payable on demand. The fair value of investment certificates is estimated using the rates currently offered for investment certificates of similar maturities. The carrying value of investment certificates is $332,000, the estimated fair value is $324,000 at July 31, 2000.


NOTE 7 - CONCENTRATION OF CREDIT RISK
-------------------------------------

Financial instruments which potentially subject the Company to credit risk consist of cash and finance receivables. The Company's cash balances are with reputable banks and may periodically exceed insured limits. The Company's finance receivables are primarily collateralized by used automobiles with customers in the Eugene/Springfield area of Oregon. The Company generally has the right to repossess the underlying collateral in the event of default by the borrower, and when possible, also obtains dealer guarantees.


NOTE 8 - SUBSEQUENT EVENTS
--------------------------

In August 2000, the Company opened a new $5,000,000 line of credit with Summit Bank. The proceeds from this new line were used to pay off the existing line of credit. The terms of this new agreement are substantially similar to the existing line of credit, bearing interest at prime plus 1.50% (11.0% at July 31, 2000), due in August 2003. The line of credit is guaranteed by the Company stockholders and collateralized by finance receivables and equipment.

                           CREDIT CONCEPTS, INC.

                        ---------------------------
                         ACCOUNTANT'S REVIEW REPORT
                          AND FINANCIAL STATEMENTS
                        ---------------------------

                         JANUARY 31, 2001 AND 2000

                                  CONTENTS
                                  --------
                                                                  PAGE
ACCOUNTANT'S REVIEW REPORT                                           1

FINANCIAL STATEMENTS
     Balance sheets                                              2 - 3
     Statements of income and retained earnings                  4 - 5
     Statements of stockholders' equity                              6
     Statements of cash flows                                    7 - 8
     Note to financial statements                                    9

                   INDEPENDENT ACCOUNTANT'S REVIEW REPORT


To the Board of Directors and Shareholders
Credit Concepts, Inc.

We have reviewed the accompanying balance sheet of Credit Concepts, Inc. as of January 31, 2001, and the related statements of income and retained earnings, stockholders' equity, and cash flows for the three and six month periods ended January 31, 2001. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements, referred to above, for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Credit Concepts, Inc. as of July 31, 2000, and the related statements of income, stockholders' equity, and cash flows for the year then ended not presented herein; and in our report dated September 21, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of July 31, 2000, is fairly presented.


/s/

Portland, Oregon
February 20, 2001

                           CREDIT CONCEPTS, INC.
                               BALANCE SHEETS
                           ---------------------
                                  ASSETS
                                             January 31,
                                             (Unaudited)           July 31,
                                     --------------------------  ------------
                                         2001           2000         2000
                                      ------------ ------------  ------------
Cash                                  $   109,771  $    50,782   $    94,357
                                      ------------ ------------  ------------
Finance receivables:
  Contracts                             3,865,331    3,830,205     3,886,937
  Loans                                   969,343      601,878       768,450
  Net deferred loan origination costs       3,803       54,499        24,349
  Unearned discount on contracts          (40,563)      (7,633)      (23,095)
  Allowance for credit losses            (363,332)    (337,607)     (371,000)
                                      ------------ ------------  ------------
                                        4,434,582    4,141,342     4,285,641
                                      ------------ ------------  ------------

Interest receivable on contracts           96,053       82,341        75,802
Equipment and leasehold
  improvements, net                        32,232       26,447        30,455
Other assets                               28,514       41,065        24,133
                                      ------------ ------------  ------------

TOTAL ASSETS                          $ 4,701,152  $ 4,341,977   $ 4,510,388
                                      ============ ============  ============

                           CREDIT CONCEPTS, INC.
                               BALANCE SHEETS
                           ---------------------
                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                             January 31,
                                             (Unaudited)           July 31,
                                     --------------------------  ------------
                                         2001           2000         2000
                                      ------------ ------------  ------------
LIABILITIES
  Debt:
     Bank line of credit              $ 3,001,952  $ 2,765,610   $ 3,000,000
     Subordinated notes payable
       to stockholders                    903,770      843,311       821,848
     Investment certificates              519,000      120,000       332,000
     Other notes payable                        -      173,500       161,000
                                      ------------ ------------  ------------
       Total debt                       4,424,722    3,902,421     4,314,848
                                      ------------ ------------  ------------

  Interest payable                         56,494       35,526        35,545
  Accounts payable and accrued
    expenses                               20,562       17,903        28,903
  Deferred income                               -       29,720             -
  Income taxes payable                          -           10             -
                                      ------------ ------------  ------------
       Total liabilities                4,501,778    3,985,580     4,379,296
                                      ------------ ------------  ------------
STOCKHOLDERS' EQUITY
  Common stock, no par value,
     1,000 shares authorized;
     300 issued and outstanding           150,000      150,000       150,000
  Stock subscription receivable           (60,000)     (60,000)      (60,000)
  Additional paid-in capital               39,403      206,842        91,029
  Retained earnings (deficit)              69,971       59,555       (49,937)
                                      ------------ ------------  ------------
       Total stockholders' equity         199,374      356,397       131,092
                                      ------------ ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                $ 4,701,152  $ 4,341,977   $ 4,510,388
                                      ============ ============  ============

See accountant's review report and accompanying note.

                           CREDIT CONCEPTS, INC.
                 STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                     Three Months
                                                  Ended January 31,
                                                     (Unaudited)
                                               ------------------------
                                                 2001           2000
                                               ---------      ---------
REVENUES
  Interest on contracts                        $ 359,665      $ 311,366
  Other income                                    23,416         11,900
                                               ---------      ---------
     Total revenues                              383,081        323,266
                                               ---------      ---------

EXPENSES
  Interest                                       138,926        111,816
  Salaries and benefits                           73,363         73,996
  Provision for credit losses                     52,607         41,500
  Other operating expenses                        54,618         67,830
                                               ---------      ---------
     Total expenses                              319,514        295,142
                                               ---------      ---------

NET INCOME                                        63,567         28,124

RETAINED EARNINGS, beginning of period             6,404         31,431
                                               ---------      ---------

RETAINED EARNINGS, end of period               $  69,971      $  59,555
                                               =========      =========

                           CREDIT CONCEPTS, INC.
                 STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                      Six Months
                                                  Ended January 31,
                                                     (Unaudited)
                                              -------------------------
                                                 2001           2000
                                              ----------     ----------
REVENUES
  Interest on contracts                       $ 728,995      $ 622,116
  Other income                                   39,280         18,607
                                              ----------     ----------
     Total revenues                             768,275        640,723
                                              ----------     ----------

EXPENSES
  Interest                                      287,559        224,342
  Salaries                                      149,047        131,851
  Provision for credit losses                   103,007         97,000
  Other operating expenses                      108,754        131,393
                                              ----------     ----------
     Total expenses                             648,367        584,586
                                              ----------     ----------
NET INCOME                                      119,908         56,137

RETAINED EARNINGS, beginning of period          (49,937)         3,418
                                              ----------     ----------

RETAINED EARNINGS, end of period              $  69,971      $  59,555
                                              ==========     ==========

See accountant's review report and accompanying note.

                                     CREDIT CONCEPTS, INC.
                               STATEMENTS OF STOCKHOLDERS' EQUITY

                                                Stock      Additional      Retained
                               Common        Subscription   Paid-in        Earnings
                                Stock         Receivable    Capital       (Deficit)       Total
                              ----------     -----------   ----------    ----------     ----------
BALANCE, July 31, 2000        $ 150,000       $ (60,000)    $ 91,029     $ (49,937)     $ 131,092

Shareholder distributions             -               -      (32,126)            -        (32,126)
Net income                            -               -            -        56,341         56,341
                              ----------     -----------   ----------    ----------     ----------

BALANCE, October 31, 2000       150,000         (60,000)      58,903         6,404        155,307

Shareholder distributions             -               -      (19,500)            -        (19,500)
Net income                            -               -            -        63,567         63,567
                              ----------     -----------   ----------    ----------     ----------

BALANCE, January 31, 2001     $ 150,000       $ (60,000)   $  39,403     $  69,971      $ 199,374
                              ==========      ==========   ==========    ==========     ==========

See accountant's review report and accompanying note.

                           CREDIT CONCEPTS, INC.
                          STATEMENTS OF CASH FLOWS

                                                         Six Months
                                                     Ended January 31,
                                                        (Unaudited)
                                               ----------------------------
                                                    2001            2000
                                               -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                   $    119,908    $    56,137
                                               -------------   ------------
  Adjustments to reconcile net income to
       net cash from operating activities:
     Provision for credit losses on
       finance receivables                          103,007         97,000
     Depreciation and amortization                    7,313         14,610

  Changes in assets and liabilities:
     Accrued interest on finance
       receivables                                  (20,251)       (15,041)
     Loan origination costs                          20,546           (837)
     Unearned discounts on finance
       receivables                                   17,468          7,633
     Other assets                                    (8,594)       (24,180)
     Accounts payable and accrued expenses           12,608         (1,655)
     Deferred income                                      -          1,254
                                               -------------   ------------
     Total adjustments                              132,097         78,784
                                               -------------   ------------
     Net cash from operating activities              252,005        134,921
                                               -------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans and contracts originated or
    purchased                                    (1,221,278)    (1,720,302)
  Loans and contracts repaid                        899,120      1,417,282
  Recoveries of finance receivables
    previously charged off                           32,196         82,723
  Additions to equipment and leasehold
    improvements                                     (4,877)        (2,750)
                                               -------------   ------------
     Net cash from investing activities            (294,839)      (223,047)
                                               -------------   ------------

                           CREDIT CONCEPTS, INC.
                          STATEMENTS OF CASH FLOWS
                                (Continued)

                                                         Six Months
                                                     Ended January 31,
                                                        (Unaudited)
                                               ----------------------------
                                                    2001            2000
                                               -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
  Net borrowings on line of credit             $      1,952    $    70,101
  Proceeds from investment certificates             187,000        120,000
  Repayment of debt                                 (79,078)      (133,097)
  Shareholder distributions                         (51,626)             -
                                               -------------   ------------
     Net cash from financing activities              58,248         57,004
                                               -------------   ------------

NET INCREASE (DECREASE) IN CASH                      15,414        (31,122)

CASH, beginning of period                            94,357         81,904
                                               -------------   ------------

CASH, end of period                            $    109,771    $    50,782
                                               =============   ============

See accountant's review report and accompanying note.

                           CREDIT CONCEPTS, INC.
                        NOTE TO FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial information included in this interim report has been prepared by management and reviewed by independent public accountants. The Company's annual report contains audited financial statements, and all adjustments including normal recurring accruals necessary for fair presentation of results of operations for the interim periods included herein have been made. The results of operations for the six months ended January 31, 2001, are not necessarily indicative of results to be anticipated for the year ending July 31, 2001.

Certain reclassifications have been made to prior period financial statements to conform with current period presentation. Such reclassifications had no effect on previously reported stockholders' equity or results of operations.

                            SUBSCRIPTION AGREEMENT



Credit Concepts, Inc.
2149 Centennial Plaza, Suite 2
Eugene, Oregon 97401

Attention:  President


     1. SUBSCRIPTION. I hereby subscribe to purchase $_________________ (must be multiples of $1,000) principal amount of Short-Term Investment Certificates and $___________ (must be multiples of $1,000) principal amount of Long-Term Investment Certificates of Credit Concepts, Inc. ("Company") as described in the Company's Prospectus dated _________, 2000 (the "Prospectus"). The Short-Term Investment Certificates and the Long-Term Investment Certificates are sometimes together referred to herein as the "Securities." I enclose a check or money order for the full amount of the purchase price with this Subscription Agreement. I understand that this Subscription Agreement must be accepted by the Company before it becomes binding.

          By execution of this Subscription Agreement, I hereby acknowledge that I understand that the Company is relying upon the accuracy and completeness of all information I have provided and all representations and warranties I have made in complying with the Company's obligations under applicable state securities laws. I further acknowledge and certify that I have received, read, and am familiar with the Prospectus.

     2.   LACK OF TRADING MARKET.   I acknowledge that there is currently no
trading market in the Securities, and it is unlikely that there will ever be a public trading market for the Securities, with consequent possible indefinite illiquidity of the Securities except through redemption by the Company, and I represent that I have no reason to expect a need for liquidity with respect to my investment prior to maturity of the Securities that I am purchasing;

     3.   SUITABILITY STANDARDS, REPRESENTATIONS, AND WARRANTIES.   I represent
and warrant that all of the information which I have furnished in this Subscription Agreement and accompanying Offeree Questionnaire is correct and complete as of the date of this Subscription Agreement, and will be correct and complete on the closing of the sale of Securities subscribed for, and that the representations and warranties and the agreements herein shall survive the closing date and may be relied upon by the Company in its compliance with state securities laws.

     4.   MISCELLANEOUS.

          (a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Company at the address set forth above and to the undersigned at the address set forth on the signature page hereof.

          (b) This Subscription Agreement and accompanying Offeree Questionnaire constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior or contemporaneous representations, warranties, or agreements (whether oral or written), and may be amended, modified or waived only by a writing executed by the party to be bound.

          (c) If more than one person is signing this Subscription Agreement, each representation, warranty and agreement made herein shall be a joint and several representation, warranty or agreement of each person and entity on behalf of which this Subscription Agreement is signed.

          (d) This Subscription Agreement is severable, so that if any provision hereof shall be deemed to be unenforceable, it shall be automatically revised (including, if necessary, deletion of the offending provision) to the extent, but only to the extent, that it shall then be deemed enforceable, and any such enforceable revised portion and all other provisions hereof shall remain in full force and effect.

          (e) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, with venue laid in Lane County, Oregon. In the event either party commences or threatens an action based in any way upon the investment to which this Subscription Agreement relates, the losing party shall pay all of the costs of the prevailing party with respect thereto, including the prevailing party's reasonable attorneys fees.

                            OFFEREE QUESTIONNAIRE
                              (For Individuals)


     In order to comply with the requirements of state securities laws, Securities of Credit Concepts, Inc. (the "Company") may be sold only to persons meeting the suitability standards established by the Company.

     The purpose of this Offeree Questionnaire is to obtain information from each prospective investor relating to his, her or its ability to bear the economic risks of the proposed investment and whether or not the investment is suitable for the investor based upon the investor's financial situation and investment objectives. Such information is required in order to determine whether or not the suitability standards set forth herein and in the Prospectus have been met by the prospective investor.

     By signing this Offeree Questionnaire you agree that it may be shown to such authorized persons as the Company may deem appropriate to establish that the offer and sale of this investment in the Company will not result in any violation of state securities laws or regulations.

     A separate Offeree Questionnaire must be completed for each co-owner of Securities. Additional forms are available from the Company.

     You make the following representations with the intent that they may be relied upon by the Company, its officers, employees and agents designated by the Company.

     (Please Print or Type; if more than one subscriber, please provide additional pages with same entries completed for each subscriber)

I.   BIOGRAPHICAL INFORMATION.
-----------------------------

     A.   Name, Address and Birth date:

          Name:          ___________________________________
                         (Please print)

          Address:       ___________________________________

                         ___________________________________

          Birth Date:    ___________________________________

     B.   Employer or Business Association and Position:

                         ___________________________________

                         ___________________________________

     C.   Business Address and Telephone Number:

                         ____________________________________


     D.   Marital Status:  _____ Single _____ Married

     E.   State of Residence:  _________________________

          Voter Registration in Same State:    _____ Yes     _____ No

          Resident Income Tax Return (if any)


     Filed for Same State in 200_: ____ Yes  ____ No   ____ (Inapplicable)


     F.   Additional Information:

          Driver's License Number: _____________  State: ______________

     G. Please indicate which statements qualify you for an investment in the Company's securities.

          I hereby confirm to you that:

(PLEASE INDICATE WITH YOUR INITIALS WHICH STATEMENT IS APPLICABLE.):


          _____     (i)  I am a natural person whose individual net worth, or
joint net worth with my spouse, at the time of purchase, exceeds $150,000;

                         OR:

          _____     (ii) I am a natural person who had an individual income or joint income together with my spouse of in excess of $75,000 during the most recent year and my individual net worth, or joint net worth with my spouse, at the time of purchase, exceeds $75,000;

          IN ADDITION, I hereby confirm to you that (PLEASE INDICATE WITH YOUR INITIALS):

          _____     The total amount of my investment in Securities of the
Company, both those being purchased now and those purchased previously that are still outstanding, does not exceed 10% of my individual net worth, or joint net worth with my spouse, at the time of the present purchase.


          In calculating "net worth" as required above, the value of home, home furnishings and personal automobiles is excluded, and all assets are valued at fair market value.

          I represent and warrant to the Company that (PLEASE DESIGNATE WITH YOUR INITIALS, AS APPLICABLE):

          _____ Either my spouse or I am presently employed full-time.

          _____ My spouse and I are retired and live off our savings.

          _____ I handle my own financial affairs.

          _____ I have advised others in handling their financial affairs.

          _____ I have made other investments, including those in the securities of other companies, based upon my own personal assessment of their prospects and worth.

          _____ I have previously made illiquid investments, including one or more of the following: real estate, stock in a family or other closely-held corporation, limited partnership interests, limited liability company interests, or investment-grade artwork, antiques or collectables.

          _____ I have assumed a management role in at least one business with which I have been associated.

          _____ I have previously engaged in speculative investments, including one or more of the following: speculative stocks, options, commodities futures or similar risky investments.

          _____ I have a degree in business administration or have taken business courses in accounting, investments and management.

          _____ I have made use of the following professional advisor to advise me in the present investment: __________________________________

II.  SUBSCRIPTION INFORMATION.
     -------------------------

     Amount of Short-Term Investment Certificates
     Subscribed For:                                   $ _______________

     Amount of Long-Term Investment Certificates
     Subscribed For:                                   $ _______________

     Total Purchase Price of Investment Certificates
     Subscribed For:                                   $________________

     Method of Payment: $________  Check; $__________ Money Order

     Make Checks payable to "CREDIT CONCEPTS, INC." and mail payment with a completed and executed Subscription Agreement to:

                            CREDIT CONCEPTS, INC.
                        2149 Centennial Plaza, Suite 2
                             Eugene, Oregon 97401

Manner in which title is to be held:

     _______   Community property (one signature).
     _______   Individual ownership.
     _______   Joint tenancy (both sign).
     _______   Tenancy-in-common (all sign).
     _______   Corporation
     _______   Partnership
     _______   Trust
     _______   Other (Please indicate)  ______________________

                                SIGNATURE PAGE
                              (For Individuals)
            TO BE COMPLETED AND SIGNED BY ALL INDIVIDUAL INVESTORS

     This page constitutes the Signature Page for INDIVIDUALS for the following documents: (a) Subscription Agreement and (b) Offeree Questionnaire.
Execution of this Signature Page constitutes execution of such documents.


     IN WITNESS WHEREOF, the undersigned has executed the Subscription Agreement and the Offeree Questionnaire this _____ day of ___________, 200__.



------------------------------               -----------------------------
Signature of Individual                      Signature of Spouse (or
                                             Joint Purchaser, if any)

------------------------------               ------------------------------
Print Name of Individual                     Print Name of Spouse (or
                                             Joint Purchaser, if any)

------------------------------               ------------------------------
Social Security Number                       Social Security Number

------------------------------               ------------------------------
Legal Residence Address of                   Legal Residence Address of
Individual (Do not use P.O.                  Joint Purchaser, if any, (Do
Joint Purchaser, if any,                     not use P.O. Box) (If different
                                             from address of other joint
                                             purchaser)

------------------------------               ------------------------------
City                                         City

------------------------------               ------------------------------
State          Zip Code                      State          Zip Code


FOR COMPANY USE ONLY:


SUBSCRIPTION ACCEPTED:                       CREDIT CONCEPTS, INC.

---------------------------, 200--           By------------------------------
                                             Its-----------------------------

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.
----------------------------------------------------
     The Oregon Business Corporation Act (Or. Rev. Stat. Section 60.047(2)(3) and Sections 60.387 to 60.414) authorizes a corporation, through its articles of incorporation and bylaws, to limit the liability of directors and to grant indemnity to directors, officers, employees or agents for actions taken with respect to the corporation in their respective capacities as directors, officers, employees or agents. Indemnification for such liabilities may be provided to an officer, director, employee or agent based upon the determination by a vote of the disinterested Board of Directors, a vote by a special committee of the Board of Directors, by the determination of a special legal counsel or by a vote of the shareholders that the director, officer, employee or agent may properly be indemnified under the statute. Except as set forth below, this includes liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI of Credit Concepts' Articles of Incorporation (Exhibit 3(a) hereto) limits a director's liability to Credit Concepts or its shareholders for monetary damages arising out of his or her conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to Credit Concepts or its shareholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any unlawful distribution under ORS 60.367, or any unlawful distribution or any transaction in which the director derived an improper personal benefit.
Article V of Credit Concepts' Bylaws (Exhibit 3(b) hereto) provide for indemnification of Credit Concepts' directors in cases in which the director successfully defends the action and in certain other circumstances in which the director acts in good faith, believes the conduct to be in the corporation's best interest or not opposed to it, and (for alleged criminal conduct) has no reasonable cause to believe the conduct to have been unlawful, except for acts for which the director is ultimately adjudged liable to the corporation.
Credit Concepts may also advance litigation expenses to directors, officers, agents and employees under certain circumstances.


Item 25.  Other Expenses of Issuance and Distribution.
------------------------------------------------------
     The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the non-accountable expense allowance payable by Credit Concepts in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC Registration Fee.

     SEC Registration Fee                   $  2,780
     Blue Sky Fees and Expenses             $    500
     Printing and Engraving Expenses        $ 10,000
     Legal Fees and Expenses                $ 70,000
     Accounting Fees and Expenses           $ 35,000
     Miscellaneous Expenses                 $ 11,720
                                            --------
           Total                            $130,000


Item 26.  Recent Sales of Unregistered Securities.
--------------------------------------------------
     (a) In connection with the founding of Credit Concepts in August, 1997, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, currently Credit Concepts' President and a Director, Credit Concepts' Vice-President and a Director, and a Director, respectively, were issued all of the equity interests in Credit Concepts, L.L.C., Credit Concepts' predecessor, in reliance upon Section 4(2) of the Securities Act.

     (b) On October 15, 1997, Credit Concepts sold a $50,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (c) On October 16, 1997, Credit Concepts sold a $5,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (d) On November 15, 1997, Credit Concepts sold a $30,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, and a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (e) On November 18, 1997, Credit Concepts sold a $116,000 promissory note without interest to Tom W. Palmer, the President and a Director of Credit Concepts, and his wife in reliance upon Section 4(2) of the Securities Act.

     (f) On December 10, 1997, Credit Concepts sold a $150,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (g) On January 15, 1998, Credit Concepts sold a $40,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of Credit Concepts, and her husband in reliance upon Section 4(2) of the Securities Act.

     (h) On January 20, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer Trust each purchased 100 shares of capital stock of Credit Concepts, Inc. for $50,000 in reliance upon Section 4(2) of the Securities Act.

     (i) On February 24, 1998, Credit Concepts sold a $30,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (j) On March 9, 1998, Credit Concepts sold a $10,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, and a $15,000 promissory note bearing interest at 13% per annum to Tom W. Palmer, the President and a Director of Credit Concepts, and his wife in reliance upon Section 4(2) of the Securities Act.

     (k) On March 16, 1998, Credit Concepts sold two $50,000 promissory notes, each bearing interest at 12% per annum, to Ted W. Palmer, a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (l) On March 25, 1998, Credit Concepts sold a $10,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of Credit Concepts, and her husband in reliance upon Section 4(2) of the Securities Act.

     (m) On March 26, 1998, Credit Concepts sold a $3,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, and a $7,000 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of Credit Concepts, and his wife in reliance upon Section 4(2) of the Securities Act.

     (n) On April 1, 1998, Credit Concepts sold a $10,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of Credit Concepts, and her husband in reliance upon Section 4(2) of the Securities Act.

     (o) On the same date, Credit Concepts sold a $50,000 promissory note bearing interest at 12% per annum to M. Jacobs Fine Furniture Profit Sharing Plan, the "accredited" owner and operator of which furniture store is the trustee under the Plan. Members of Credit Concepts' management had an existing personal and business relationship with the owner-operator of this furniture store, and the transaction was made in reliance upon Section 4(2) of the Securities Act.

     (p) On April 8, 1998, Credit Concepts sold a $40,000 promissory note bearing interest at 12% per annum to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of Credit Concepts' management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (q) On April 15, 1998, Credit Concepts sold a $60,000 promissory note bearing interest at 12% per annum to Bjarnie & Elsie Abrahamson, "accredited" persons with whom members of Credit Concepts' management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (r) On May 4, 1998, Credit Concepts sold a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.

     (s) On May 18, 1998, Credit Concepts sold a $32,000 promissory note bearing interest at 12% per annum to Melvin S. Martinson and Leorne E. Martinson, "accredited" persons with whom members of Credit Concepts' management had an existing personal and business relationship, in reliance upon
Section 4(2) of the Securities Act.

     (t) On May 28, 1998, Credit Concepts sold a $25,000 promissory note bearing interest at 12% per annum to William and Debra Cox, "accredited" persons with whom members of Credit Concepts' management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (u) On June 18, 1998, Credit Concepts sold a $4,500 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of Credit Concepts, and his wife in reliance upon Section 4(2) of the Securities Act.

     (v) On June 25, 1998, Credit Concepts sold a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act. On the same date, Credit Concepts sold a $70,000 promissory note bearing interest at 12% per annum to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of Credit Concepts' management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (w) On June 30, 1998, Credit Concepts sold a $15,500 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of Credit Concepts, and his wife in reliance upon Section 4(2) of the Securities Act.

     (x) On July 14, 1998, Credit Concepts sold a $10,000 promissory note bearing interest at 10% per annum to Stanley B. Woods and Jo Ellen Woods, "accredited" persons with whom members of Credit Concepts' management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (y) On July 27, 1998, Credit Concepts sold a $450,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of Credit Concepts, Tom W. Palmer, the President and a Director of Credit Concepts, and Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, in reliance upon Section 4(2) of the Securities Act.


     The registrant is relying upon Rule 152 of the Securities Act to preclude the integration of present offering with the offer and sale of the above equity interests, shares and promissory notes in connection with registrant's reliance upon Section 4(2) in the offer and sale of the above equity interests, shares and promissory notes.



Item 27.  Exhibits and Financial Statement Schedules.
-----------------------------------------------------
NUMBER     DESCRIPTION
------     -----------
3(a)       Articles of Incorporation
3(b)       By-Laws
4(a)       Specimen Short-Term Investment Certificate
4(b)       Specimen Long-Term Investment Certificate
5(a)       Opinion of Karr Tuttle Campbell
10(a)      Form of Master Dealer Agreement with automobile dealers, including
               Amendment to Master Dealer Agreement
10(b)      Form of Contract purchased from automobile dealers
10(c) Bill of Sale and Assumption of Liabilities dated January 20, 1998 with Albert Credit, LLC
10(d) Loan Agreement dated April 6, 1998 with Pacific Continental Bank, and Amendment to Loan Agreement dated November 4, 1998
10(e)      Promissory Note in favor of Pacific Continental Bank dated April 6
           1998
10(f)      Commercial Guaranty by Thomas W. Palmer dated April 6, 1998
10(g)      Commercial Guaranty by Eugene C. Albert dated April 6, 1998
10(h)      Commercial Guaranty by Ted W. Palmer dated April 6, 1998
10(i) Commercial Security Agreement dated April 6, 1998 with Pacific Continental Bank
10(j) Commercial Security Agreement dated April 6, 1998 with Pacific Continental Bank, including as collateral Thomas W. Palmer's life insurance policy
10(k) Commercial Security Agreement dated April 6, 1998 with Pacific Continental Bank, including as collateral Eugene C. Albert's life insurance policy
10(l) Agreement to Provide Insurance dated April 6, 1998 with Pacific Continental Bank
10(m) Assignment of Life Insurance Policy as Collateral dated March 10, 1998 with Pacific Continental Bank for Thomas W. Palmer's life insurance policy
10(n) Assignment of Life Insurance Policy as Collateral dated March 10, 1998 with Pacific Continental Bank for Eugene C. Albert's life insurance policy
10(o)      Employment Agreement dated September 24, 1997 with Kimberly M.
           Coleman
10(p) Buy-Sell Agreement dated January 20, 1998 between Ted W. Palmer, Thomas W. Palmer and Eugene C. Albert
10(q) Lease Agreement dated October 14, 1997 with Keypac Leasing, including Limited Guaranty
10(r)      Form of Promissory Note evidencing loans from private investors*
10(s) Master Dealer Agreement dated October 23, 1997 with Hutchins Imported Motors, Inc. (now known as "Lithia Toyota of
           Springfield")
10(t)      Master Dealer Agreement dated November 11, 1997 with Hutchins
           Eugene Nissan, Inc. (now known as "Lithia Nissan of Eugene")
10(u) Master Dealer Agreement dated February 4, 1998 with JKL Automotive, Inc. d/b/a Kieffer's Eugene Mazda
10(v)      Master Dealer Agreement dated November 28, 1997 with Kendall Ford
           Inc.
10(w) Master Dealer Agreement dated December 15, 1997 with Guaranty Chev Pont Olds Co. Inc.
10(x)      Forbearance Agreement dated March 23, 1999 by Thomas W. Palmer
10(y)      Forbearance Agreement dated March 24, 1999 by Eugene C. Albert
10(z)      Forbearance Agreement dated March 24, 1999 by Ted W. Palmer
10(aa)         Finance Agreement dated August 2000 with Summit Bank **
10(bb)         Revolving Credit Agreement in favor of Summit Bank dated
           August 2000 **
10(cc)         Personal Guaranty by Tom W. Palmer dated August 2000 **
10(dd)         Personal Guaranty by Eugene C. Albert dated August 2000 **
10(ee)         Master Dealer Agreement with AA Auto Sales Inc. dated
           September 25, 1998 **
10(ff)         Master Dealer Agreement with Joe Romania Chevrolet, Inc. dated
           December 22, 1997 **
10(gg)         Master Dealer Agreement with Larry Lassen Chevrolet-Toyota, Inc.
           dated July 28, 1999 **
23(a)      Consent of Moss Adams LLP
 -         Consent of Karr Tuttle Campbell *
24(a)      Power of Attorney (see signature page of Registration Statement)

--------------------------------------

*    Included as part of Exhibit 5(a), Opinion of Karr Tuttle Campbell

** Incorporated by reference to registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2000 and filed with the Securities and Exchange Commission on November 15, 2000, EDGAR Filing Accession Number 0001066924-00-000009.



Item 28.  Undertakings.
-----------------------

     (a)  INDEMNIFICATION FOR LIABILITIES.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  RULE 430A UNDERTAKINGS.

          The undersigned Registrant hereby undertakes that:

          (i) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time declared effective.

          (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned in the city of Eugene, state of Oregon, on June 5, 2001.

                                        CREDIT CONCEPTS, INC.
                                                (Registrant)


                                        By: /s/ Tom W. Palmer
                                            ------------------------
                                           (Tom W. Palmer) President
                                           (Signature and Title)


/s/ Tom W. Palmer           President and Director       June 5, 2001
---------------------              (Title)              -------------
  (Tom W. Palmer)                                           (Date)



Eugene C. Albert               Vice-President,           June 5, 2001
                            Secretary and Director      -------------
By: /s/ Tom W. Palmer              (Title)                  (Date)
    -----------------
    (Tom W. Palmer*)



Ted W. Palmer                      Director              June 5, 2001
                                   (Title)              -------------
By: /s/ Tom W. Palmer                                       (Date)
    -----------------
    (Tom W. Palmer*)


---------------------
* Pursuant to Power of Attorney dated November 5, 1998 accompanying the signature page of the registration statement as initially filed.